Exhibit 10(i)A(7)

LOAN AND SECURITY AGREEMENT

by and among

ACUITY ENTERPRISE, INC.

as “Borrower”

ACUITY SPECIALTY PRODUCTS, INC.

as the initial “Servicer”

REGIONS BANK

as a “Lender” and as “Administrative Agent”

and

The Other LENDERS

From Time to Time Party Hereto

as “Lenders”

October 14, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	-	Form of Revolving Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G	-	Form of Telephone Instruction Letter
Exhibit H	-	[Reserved]
Exhibit I	-	[Reserved]
Exhibit J	-	[Reserved]
Exhibit K	-	Form of Borrowing Base Certificate
Exhibit L		Form of Performance Undertaking

SCHEDULES:

Schedule 5.9	-	Non-Collateral Property
Schedule 5.11	-	Places of Business
Schedule 5.12	-	Lock Boxes, Lock Box Accounts, and Other Deposit Accounts

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of October 14, 2009 (this “Agreement”), by and among ACUITY ENTERPRISE, INC., a Delaware corporation (the “Borrower”), ACUITY SPECIALTY PRODUCTS, INC., a Georgia corporation in its capacity as the initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), REGIONS BANK, an Alabama bank, in its capacity as a Lender (as defined below), and in its capacity as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and each of the other financial institutions from time to time party hereto as lenders (each, together with its successors and assigns, a “Lender”).

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Lenders to extend credit to Borrower, the parties agree as follows:

1.	DEFINITIONS; RELATED TERMS.

1.1         Certain UCC Terms. Any term used in this Agreement or in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given to the term in the UCC, including, without limitation, Accession, Account Debtor, Chattel Paper, Account, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixture, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Proceeds, Supporting Obligation, and Tangible Chattel Paper.

1.2         Defined Terms. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.2.

“Accounts Receivable Turnover Ratio” means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) the aggregate amount of net Sales during the 12 consecutive Calculation Periods most recently ended by (b) the average amount of the Unpaid Balance of all Receivables on the 12 most recent Calculation Dates.

“Activation Notice” means, with respect to any Lock Box Account, a notice given by Administrative Agent to the applicable Lock Box Bank in accordance with the terms of this Agreement and the Deposit Account Control Agreement covering such Lock Box Account, pursuant to which Administrative Agent notifies such Lock Box Bank that from and after the date of such notice and any period of implementing the same (if and to the extent set forth in such Deposit Account Control Agreement), such Lock Box Bank shall follow only the instructions of Administrative Agent in respect of any withdrawals, transfers, or other disposition of funds from such Lock Box Account.

“Advance Rate” means, on any date of determination, a percentage equal to (a) 100% minus (b) the Reserve Percentage.

“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Affected Lender” has the meaning set forth in Section 10.10.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person means (i) with respect to any Person holding voting shares or their equivalent and elected directors, managers or Persons performing similar functions, the possession, directly or indirectly, of the power to vote 10% or more of the Equity

Interests having ordinary voting power of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or their equivalent, by contract or otherwise.

“Agent’s Account” means one or more Deposit Accounts maintained by Borrower with Administrative Agent or established and maintained by Administrative Agent in its own name (whether at Administrative Agent or another bank) into which Collections shall, to the extent provided or required herein or in the other Loan Documents, be deposited or paid and to which only Administrative Agent shall have access to withdraw or otherwise direct the disposition of funds on deposit therein.

“Applicable Margin” shall mean 2.25% per annum; provided, however, that, the Applicable Margin shall decrease to 2.00% per annum automatically on the first date on which each of the following conditions shall be satisfied: (a) a notice of the type described in the proviso to clause (b) of the definition of “Defaulted Receivable” shall have been delivered and the related 30-day notice period shall have elapsed and (b) a notice of the type described in the last paragraph of the definition of “Loss Reserve” shall have been delivered and the related 30-day notice period shall have elapsed.

“ASP” means Acuity Specialty Products, Inc., and its successors and assigns.

“Assignee” has the meaning set forth in Section 12.6(c).

“Assignment and Acceptance” means an assignment and acceptance executed in accordance with Section 12.6(c) in the form attached hereto as Exhibit D.

“Base Rate” means, as of any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greatest of (a) the Federal Funds Rate in effect on such day plus  1/2 of 1%; (b) the Prime Rate in effect on such day and (c) 1.00%. If for any reason Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain the Federal Funds Rate for any reason, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based on the Base Rate.

“Borrowing Base” means, on any date of determination, an amount equal to the sum of (a) the product of (i) the Advance Rate as of the most recent Calculation Date times (ii) the Net Receivable Balance, less (b) Reserves.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit K, attached hereto and made a part hereof, and which will be delivered in connection with each Receivables Report.

“Borrowing Base Deficit” means, on any date of determination, an amount equal to the excess, if any, of (a) the aggregate principal amount of all outstanding Loans at such time over (b) the Borrowing Base (as reported in the most recent Borrowing Base Certificate).

“Business Day” means (a) any weekday on which Administrative Agent is open for business in Birmingham, Alabama, and Atlanta, Georgia, and (b) with respect to the determination of the LIBOR Index Rate, any day that is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Date” means the last day of each Fiscal Month.

“Calculation Period” means each Fiscal Month (or portion thereof in the case of the first and last periods) which elapses during the term of this Agreement. The first Calculation Period shall commence on the Closing Date, and the final Calculation Period shall terminate on the Termination Date.

“Change of Control” has the meaning given such term in the Receivables Sale Agreement.

“Change of Law” has the meaning set forth in Section 11.2.

“Charge-Off” means a Receivable not previously deemed a Defaulted Receivable that is written-off by the Servicer.

“Closing Date” means the earliest date on or after October 14, 2009, on which all of the conditions precedent in Section 4.1 of this Agreement are satisfied.

“Collateral” means all of Borrower’s right, title, and interest in and to the following property, wherever located and whether now owned by Borrower or hereafter acquired: (a) all Receivables, Collections, and Related Security; (b) all of Borrower’s rights, remedies, powers, and privileges in respect of the Receivables Sale Agreement, including, without limitation, its rights to receive Purchase Price Credits and indemnity payments thereunder; (c) each Lock Box and all mail and Items therein (to the extent the same constitute Collateral or Proceeds of the Collateral) and each Lock Box Account and all other Deposit Accounts (including, without limitation, the Agent’s Account) and all funds on deposit therein, together with all certificates and Instruments, if any, from time to time evidencing such Lock Box Accounts or other Deposit Accounts or such funds on deposit; (d) all funds otherwise on deposit with or under the Control of Administrative Agent or any Lender or any of their agents or correspondents; (e) to the extent constituting Proceeds of any other Collateral, all General Intangibles, all Instruments, Documents, Items, any other instrument or intangible representing payment for goods or services, and all Investment Property; and (f) all Proceeds (including, without limitation, insurance proceeds) of any and all of the property described above. Collateral also includes any other real or personal property in which Administrative Agent has, now or hereafter, been granted a Lien to secure all or a portion of the Obligations.

“Collateral Disclosure Certificate” means, as to each of Borrower and Originator, the most recent Collateral Disclosure Certificate (in the form delivered on or about the Closing Date) executed and delivered to Administrative Agent by such Person, as the same may be amended, restated, supplemented, or otherwise modified from time to time or replaced from time to time in accordance with the terms of this Agreement.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges, or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commitment” means, with respect to each Lender, (a) the amount set forth as its “Commitment” opposite the name of such Lender on the signature pages hereof, and (b) as to any Lender which enters into any Assignment and Acceptance (whether as transferor Lender or as Assignee thereunder), the amount of such Lender’s “Commitment” after giving effect to such Assignment and Acceptance.

“Commitment Percentage” means, for each Lender at any time of determination, (a) the percentage equal to its Commitment at such time divided by the Revolving Loan Commitment at such time or (b) if the Commitments have terminated, the percentage equal to the aggregate outstanding balance of its Loans at such time divided by the aggregate outstanding principal amount of all Loans.

“Compliance Certificate” means a compliance and no default certificate substantially in the form of Exhibit C, attached hereto and made a part hereof.

“Concentration Limit” means, as to any Obligor and its Affiliates (if any) and on any date of determination, the maximum percentage of all Eligible Receivables which the Receivables of such Obligor and its Affiliates may comprise, which maximum percentage shall be determined by reference to the following table for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings):

S&P Rating	Moody’s Rating	Allowable % of Eligible Receivables
A-1+	P-1	10%
A-1	P-1	8%
Below A-1 or Rated by neither S&P nor Moody’s	Below P-1 or Rated by neither S&P nor Moody’s	4%

; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is rated by neither S&P nor Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, (c) any of the percentages in the foregoing table may be modified in writing from time to time by mutual agreement of Administrative Agent and Borrower; and (d) upon Borrower’s request from time to time, Administrative Agent may agree to a greater Concentration Limit for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by Administrative Agent upon not less than five (5) Business Days’ written notice to the Loan Parties. As of the Closing Date, the Special Concentration Limit for all Receivables owing from The Home Depot, Inc., and its Affiliates is 30% of the aggregate Unpaid Balance of all Eligible Receivables.

“Contingent Obligation” means, as to any Person, any agreement, undertaking, or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” has the meaning given such term in the Receivables Sale Agreement.

“Contractual Dilutions” means, for any period of determination, the aggregate amount of reductions to Sales during such period including, but not limited to, buy-back or repurchase arrangements, pre-negotiated freight charges, volume rebates, and advertising allowances.

“Contractual Dilution Reserve” means, for any period of determination, the aggregate amount of balance sheet accruals, established in accordance with GAAP, reflecting the liability for Contractual Dilutions.

“Control” means, with respect to any asset, right, or property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that Administrative Agent or any Lender has “control” of such asset, right, or property in accordance with the terms of Article 9 of the UCC.

“Credit and Collection Policy” has the meaning given such term in the Receivables Sale Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Credit Party” means each Borrower and Servicer.

“Days Sales Outstanding Ratio” means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio determined as of such Calculation Date.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (g) all net obligations of such Person in respect of interest rate swap, cap, collar, swaption, option or similar agreements, (h) all obligations arising in connection with a sale or other transfer of any of such Person’s financial assets which are, or are intended to be, classified as loans for federal tax purposes, (i) all Debt referred to in clauses (a) through (h) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Debt, and (j) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any event or circumstance which, upon satisfaction of any requirement for the giving of notice or the lapse of time, or the happening of any further condition, event, or act, would constitute an Event of Default.

“Default Rate” means, as of any date, a rate per annum that is equal to (a) in the case of each Loan outstanding on such date, 2.00% in excess of the rate otherwise applicable to such Loan on such date and (b) in the case of any other Obligations outstanding on such date, 2.00% in excess of the Base Rate in effect on such date.

“Default Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) the sum (without double counting) of (i) the Unpaid Balance of Receivables that became Defaulted Receivables during the Calculation Period ending on such Calculation Date, plus (ii) the Unpaid Balance of Receivables that became Charge-Offs (but not including any Receivable which was, at the time it became a Charge-Off, a Defaulted Receivable) during the Calculation Period ending on such Calculation Date by (b) Sales for the Calculation Period ending 3 months prior to such Calculation Date.

“Defaulted Receivable” means, as of any time of determination, any Receivable (a) which, in accordance with the Credit and Collection Policy, would be written off Borrower’s books as uncollectible or the Servicer has charged-off or deemed uncollectible or (b) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 61 days or more past the original due date for such payment (provided, however, that, until either Administrative Agent or Borrower provides to the other 30 days’ prior written notice to the contrary, no “Sales and Service aging” Receivable (as opposed to a “Retail aging” Receivable) shall constitute a Defaulted Receivable under this clause (b) unless such Receivable remains unpaid for 91 days or more past the original due date for such payment).

“Defaulting Lender” means any Lender which has defaulted in any of its obligations to Administrative Agent, any other Lender or Borrower hereunder, if and so long as such default is continuing without express waiver or permitted cure.

“Delinquency Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date, by dividing (a) the Unpaid Balance of Receivables that are Delinquent Receivables as of such Calculation Date by (b) an amount equal to the Net Receivable Balance as of such Calculation Date.

“Delinquent Receivable” means, on any date of determination, any Receivable (other than a Defaulted Receivable) as to which, as of such time, any payment or part thereof remains unpaid for 31 days or more past the original due date for such payment.

“Deposit Account Control Agreement” means each agreement executed and delivered by Borrower, Administrative Agent, and a Lock Box Bank or other depository institution with respect to one or more Lock Box Accounts or other Deposit Accounts, pursuant to which Borrower grants Control of such Lock Box Accounts or other Deposit Accounts to Administrative Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time as provided therein.

“Dilution Horizon Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) an amount equal to (i) Sales for the Calculation Period ending on such Calculation Date plus (ii) an amount equal to 50% (or such other percent as Administrative Agent may choose in its commercially reasonable discretion) of Sales for the immediately preceding Calculation Period, by (b) an amount equal to the Net Receivable Balance as of such Calculation Date.

“Dilution Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) Dilutions (other than Contractual Dilutions) for the Calculation Period ending on such Calculation Date by (b) Sales for the Calculation Period ending one Calculation Period prior to such Calculation Date.

“Dilution Reserve” means, on any date of determination, the product (expressed as a percentage) computed as of the most recent Calculation Date, of

(a) the sum of

(i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio plus

(ii) the product of (x) the positive difference, if any, between (1) the Dilution Spike Rate less (2) the Expected Dilution Ratio times (y) a ratio computed by dividing (1) the Dilution Spike Rate by (2) the Expected Dilution Ratio; times

(b) the Dilution Horizon Ratio.

“Dilution Spike Rate” means, on any date of determination, the highest Dilution Ratio over the 12 Calculation Periods ending on the most recent Calculation Date.

“Dilutions” means returns, allowances, net credits, and any other non-cash deductions or reductions to the Sales during such period (other than Contractual Dilutions).

“Eligible Financial Institution” in reference to assignments and participations made or sold pursuant to Section 12.6, means (i) any existing Lender, (ii) any Affiliate of an existing Lender, and (iii) any other commercial bank or other financial institution not described in clauses (i) or (ii) above, which is domiciled in the United States and has total assets in excess of $5,000,000,000 (or a United States Affiliate thereof); provided that, in the case of clause (iii) only, Administrative Agent and, unless an Event of Default then exists, Borrower, each shall have consented to such Person becoming an “Eligible Financial Institution”; provided, further, that Borrower’s consent, when required, shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, solely for purposes of Section 12.6(b); (i.e., sale of participations) “Eligible Financial Institution” shall include any commercial bank or other financial institution which, in the ordinary course of business of a Lender, acts as a conduit for the reallocation by such Lender of interest rate risks associated with the making and carrying of LIR Loans, and neither Administrative Agent’s consent nor Borrower’s consent shall be required relative thereto.

“Eligible Receivable” means each Receivable:

(a)         which was created by Originator in its ordinary course of business; is not owing in respect of any installment sales contract or similar arrangement;

(b)         which was documented in compliance with the applicable Originator’s standard administration and documentation policies and procedures and which satisfies all applicable requirements of the Credit and Collection Policy;

(c)         which is not a Defaulted Receivable; which is not a Receivable that has been re-aged or converted or subject to, or constitutes, any debit memo or similar advice;

(d)         which is denominated and payable in U.S. dollars and is only payable in the United States of America;

(e)         the Obligor of which is a resident of the United States of America;

(f)         the Obligor of which is not an officer, director, or Affiliate of Borrower, Servicer, Originator, or Parent;

(g)         the Obligor of which is not (i) a Governmental Authority (provided, however, that, until the date which is 2 Business Days after Borrower’s receipt of written notice from Administrative Agent to the contrary, up to 2.50% of the aggregate amount of Eligible Receivables may be derived from Eligible Receivables which would otherwise be deemed ineligible solely on account of this clause (g)(i)) or (ii) a Sanctioned Person;

(h)         which requires repayment in full of the Unpaid Balance thereof within 60 days of the date of the creation thereof (it being understood that net 60 days terms are eligible) (except that up to 5% of the aggregate Unpaid Balance of all Receivables may have terms payable within 61-90 days of the original billing date, to the extent such Receivables otherwise constitute Eligible Receivables hereunder);

(i)         which is not owing from an Obligor as to which more than 35% of the aggregate Unpaid Balance of all Receivables owing from such Obligor are Defaulted Receivables;

(j)         which was not a Delinquent Receivable on the date on which it was acquired by Borrower from the applicable Originator;

(k)         as to which, at the time of the sale of such Receivable to Borrower, the applicable Originator was the sole owner thereof and had good and marketable title thereto, and which was sold to Borrower pursuant to the Receivables Sale Agreement free and clear of all Adverse Claims other than Permitted Encumbrances;

(l)         the assignment of which by the applicable Originator to Borrower pursuant to the Receivables Sale Agreement does not in any material manner contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and the sale or assignment of which does not require the consent of the Obligor thereof;

(m)         that is in full force and effect and constitutes the legally valid and binding payment obligation of the Obligor with respect thereto, enforceable against such Obligor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity;

(n)         [Intentionally Omitted];

(o)         as to which each of Borrower’s and Administrative Agent’s first priority (subject to Permitted Encumbrances) security interest in such Receivable has been perfected under the applicable UCC and other applicable laws;

(p)         as to which Servicer is in possession of the related Records;

(q)         which constitutes an “account” or a “payment intangible” under and as defined in Article 9 of the UCC of all applicable jurisdictions;

(r)         which is not subject to any dispute, right of rescission, set-off, customer deposit, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim other than Permitted Encumbrances, and the Obligor thereon holds no right as against Originator to cause Originator to repurchase the goods the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or goods returned in accordance with the terms of the Contract); provided, however, that (i) if such dispute, offset, counterclaim or defense affects only a portion of the Unpaid Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Unpaid Balance which is not so affected and (ii) no portion of any Receivable which is otherwise an Eligible Receivable will be excluded on account of any dispute, offset, counterclaim, or defense to the extent any such dispute, offset, counterclaim, or defense is already taken into account in the calculation of the Contractual Dilution Reserve;

(s)         the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (excluding product and service warranty obligations in favor of Obligors under which no claims exist);

(t)         arises under a Contract which does not contain a confidentiality provision that purports to restrict the ability of Administrative Agent or any Lender to exercise its respective rights under this Agreement, including, without limitation, its right to review the Contract related thereto;

(u)         which arises under a Contract that contains an obligation to pay a specified sum of money;

(v)         which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(w)         as to which each of the representations and warranties contained in Sections 5.7, 5.18, 5.19, 5.21, 5.24, and 5.25 is true and correct; and

(x)         as to which the Obligor thereon has not suffered and is not the subject of an Event of Bankruptcy.

For purposes of clarification only, no Receivable shall constitute an Eligible Receivable unless it satisfies each of the foregoing criteria.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any common stock, preferred stock, limited or general partnership interests, and limited liability company membership interests, whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)         a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)         such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Event of Default” has the meaning given such term in Section 9.1.

“Excess Concentration Amount” means, on any date of determination, with respect to any Obligor and its Affiliates considered as if they were one and the same Obligor, the aggregate Unpaid Balance of all Eligible Receivables of such Obligor at such time which is in excess of the Concentration Limit applicable to such Obligor.

“Excluded Taxes” means, in the case of any Indemnified Party, Taxes imposed on its overall net income, and franchise taxes and branch profit taxes based on net income imposed on it, and Taxes imposed by a Governmental Authority as a result of a connection or former connection between an Indemnified Party and the jurisdiction imposing such tax, including without limitation, any connection arising from such Indemnified Party being a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business therein, but excluding any such connection arising solely from this Agreement or the Loan Documents.

“Expected Dilution Ratio” means, on any date of determination, the rolling twelve-month average Dilution Ratio for the 12 Calculation Periods ending on the most recent Calculation Date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Birmingham, Alabama, time) for such day on such transactions received by Administrative Agent from 3 federal funds brokers of recognized standing selected by it in its discretion.

“Fee Letter” means that certain letter agreement regarding Fees, dated as of the Closing Date, and executed and delivered by Borrower and Administrative Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time by agreement of Borrower and Administrative Agent.

“Fees” means the Unused Fee and all other fees payable from time to time by Borrower to Administrative Agent or the Lenders under this Agreement or the other Loan Documents, including, without limitation, all fees payable to Administrative Agent in accordance with the Fee Letter.

“Finance Charges” means, with respect to any Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Month,” “Fiscal Quarter,” and “Fiscal Year” means, with respect to any Person, each of such Person’s fiscal months, quarters, or years, as applicable.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government including any authority or other quasi-governmental entity established to perform any of such functions.

“Indemnified Amount” means any amounts arising for any reason which any Credit Party is required to pay to any Indemnified Party pursuant to this Agreement.

“Indemnified Party” has the meaning set forth in Section 12.3(b).

“Independent Director” has the meaning given such term in Section 6.6(b).

“Item” means any “item” as defined in Section 4-104 of the UCC, and shall also mean and include checks, drafts, money orders or other media of payment.

“Landlord Waiver” means each landlord waiver in form and substance satisfactory to Administrative Agent pursuant to which, among other things, the landlord of any premises at which any Collateral is located has agreed to subordinate its interests (if any) in and to such Collateral to Administrative Agent’s interest therein and granted Administrative Agent access to such premises for purposes of assembling, copying, examining, repossessing or otherwise dealing with the Collateral located on such premises, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature page of an Assignment and Acceptance as its “Lending Office”) or such other office as such Lender may hereafter designate as its “Lending Office” by notice to Borrower and Administrative Agent.

“LIBOR” means a rate per annum equal to the rate offered by prime banks in the London interbank eurodollar market for deposits in U.S. dollars in an amount comparable to the Loan for which such rate is being determined and for a period equal to the interest period applicable thereto, all as determined by Administrative Agent with reference to the financial information reporting service used by Administrative Agent at the time of such determination. Each calculation by Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Index Rate” means, for any LIR Loan and on any date of determination, a per annum rate equal to LIBOR determined with respect to an interest period of one month. The LIBOR Index Rate shall be determined by Administrative Agent on the first Business Day of each calendar month and such rate as so determined by Administrative Agent shall be the LIBOR Index Rate for such day and each day thereafter, through but not including the first Business Day of the following calendar month. Upon Borrower’s request from time to time, Administrative Agent shall inform Borrower and each Lender of the LIBOR Index Rate for the applicable calendar month. The initial LIBOR Index Rate is set forth in Section 2.3(g).

“LIBOR Reserve Requirements” means the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System).

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, trust arrangement, security deed, financing lease, collateral assignment, encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment or performance of any obligation, whether arising by agreement or under any statute or law or otherwise.

“LIR Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based on the LIBOR Index Rate.

“Loan Documents” means this Agreement, the Receivables Sale Agreement, the Performance Undertaking, each Deposit Account Control Agreement, and each other now existing or hereafter arising document, agreement, or instrument evidencing, describing, guaranteeing, or securing the Obligations or delivered in connection with this Agreement and the Receivables Sale Agreement, including, without limitation, each Security Agreement, Note, Landlord Waiver, Third Party Agreement, Collateral Disclosure Certificate, Notice of Borrowing, Receivables Report, and UCC financing statement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Loans” means the Revolving Loans.

“Lock Box” means a locked postal box maintained on behalf of Borrower or Servicer for the purpose of receiving Items constituting Collections of the Receivables.

“Lock Box Account” means any of those Deposit Accounts described on Schedule 5.12 hereto and any additional or replacement Deposit Account to which Mail Payments are deposited for clearing regardless of whether the same is associated with a Lock Box.

“Lock Box Bank” means, at any time of determination, any of the banks at which one or more Lock Box Accounts is maintained.

“Loss Horizon Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing:

(a)         the aggregate Sales generated by the Originators during the last 3.5 Fiscal Months ending on such date (or such other period as Administrative Agent shall determine); by

(b)         an amount equal to the Net Receivable Balance as of such Calculation Date.

“Loss Reserve” means, on any date of determination but subject to the following paragraph, the lesser of:

(a)         the product (expressed as a percentage) of (i) the highest rolling 3-month average Default Ratio over the 12 most recent Calculation Periods, times (ii) the Loss Horizon Ratio as of such Calculation Date, times (iii) the Stress Factor; and

(b)         an amount (expressed as a percentage) equal to (i) the aggregate Unpaid Balance of all Receivables which remain unpaid 61 days or more after their original due date, divided by (ii) the aggregate Unpaid Balance of all Receivables.

Any of the foregoing of this definition to the contrary notwithstanding, the Loss Reserve shall be determined solely by reference to clause (a) at all times after either Administrative Agent or Borrower shall have given the other 30 days’ prior written notice to such effect.

“Mail Payments” has the meaning set forth in Section 8.2(c).

“Master Account” means a Deposit Account established and maintained by Borrower at Bank of America, N. A., on or after the Closing Date, which Borrower will utilize, if and when such Deposit Account is established, to accept the deposit of collected balances swept from its other Lock Box Accounts maintained at Bank of America, N.A.

“Material Adverse Effect” means any material adverse effect upon (a) the validity, performance, or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby; (b) the properties, business, or condition (financial or otherwise) of (i) Borrower, (ii) Parent and its Subsidiaries as a whole or (iii) at any time when ASP is not Servicer, Servicer; (c) the ability of any Credit Party to fulfill any obligation under any of the Loan Documents; (d) the existence, validity, perfection, or priority of (i) Administrative Agent’s (for the benefit of the Secured Parties) security interest in the Collateral or any significant portion thereof or (ii) Borrower’s ownership interest in a significant portion of the Receivables; or (e) the validity, enforceability or collectibility of any significant portion of the Receivables.

“Material Agreement” means an agreement to which any Credit Party or Performance Guarantor is a party (other than the Loan Documents) and (a) which would, as to such Credit Party or Performance Guarantor, constitute a material contract in accordance with Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (b) for which breach, termination, cancellation, nonperformance, or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivable Balance” means, on any date of determination, (a) the aggregate Unpaid Balance of all Eligible Receivables, minus (b) the Excess Concentration Amount for all Obligors, minus (c) the Contractual Dilution Reserve.

“Note” shall mean the Revolving Notes and any other promissory note now or hereafter evidencing any Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Notice of Borrowing” means each written request for a Revolving Loan substantially in the form of Exhibit B, attached hereto and made a part hereof.

“Obligations” means all obligations and covenants now or hereafter from time to time owed to Administrative Agent or any Lender or any Affiliate of Administrative Agent or any Lender by or on behalf of Borrower, related to the Loans, this Agreement, the Loan Documents, or the transactions contemplated herein or therein, including, without limitation or duplication, (a) the Loans and (b) all other amounts now owed or hereafter from time to time owed under the terms of this Agreement and the other Loan Documents, or arising out of the transactions described herein or therein, including, without limitation, principal, interest, commissions, fees (including, without limitation, reasonable attorneys’ fees), charges, costs, expenses, and all amounts due or from time to time becoming due under the indemnification and reimbursement provisions of this Agreement and the other Loan Documents (including, without limitation, Section 12.3), together, in each of the foregoing cases in this definition, with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy (whether or not allowable in such bankruptcy), and whether any of the foregoing amounts are now due or from time to time hereafter become due, are direct or indirect, or are certain or contingent, and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Obligor” means, with respect to any Receivable, each Person obligated to make payments with respect to such Receivable, including any guarantor thereof.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation, are its corporate charter and bylaws, (b) for a partnership, are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company, are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust, is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Originator” means ASP.

“Parent” means Zep Inc., a Delaware corporation, together with its successors and assigns.

“Participant” has the meaning set forth in Section 12.6(b).

“Participant Register” has the meaning set forth in Section 12.6(g).

“Performance Guarantor” means Parent.

“Performance Undertaking” means that certain Performance Undertaking dated as of the Closing Date and substantially in the form of Exhibit L, attached hereto and made a part hereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Permitted Encumbrances” means (a) Liens for taxes or assessments or other governmental charges not yet due and payable or being contested in good faith; (b) Liens created by the Loan Documents; and (c) any Liens whose existence is revealed by the Supplemental Lien Searches.

“Permitted Investment” means, at any time:

(i) marketable obligations issued by, or the full and timely payment of which is directly and fully guaranteed or insured by, the United States government or any other government with an equivalent rating, or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government or such other equivalently rated government, as the case may be, but excluding any securities which are derivatives of such obligations;

(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a commercial paper rating of at least “A-1” from S&P or at least “P-1” from Moody’s; and

(iii) time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (A) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (iv) below (or equivalent rating from S&P and Moody’s) or (B) is set forth in a list (which may be updated from time to time) approved by Administrative Agent.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

“Prime Rate” means that rate announced by Administrative Agent from time to time as its prime rate and is one of several interest rate bases used by Administrative Agent. Administrative Agent lends at rates both above and below its prime rate, and Borrower acknowledges that Administrative Agent’s prime rate is not represented or intended to be the lowest or most favorable rate of interest offered by Administrative Agent.

“Purchase Price Credit” has the meaning set forth in the Receivables Sale Agreement.

“Purchase Report” has the meaning set forth in the Receivables Sale Agreement.

“Receivable” means each “Receivable” under and as defined in the Receivables Sale Agreement in which Borrower now has or hereafter acquires any right, title or interest.

“Receivables Report” means a report in form and substance reasonably satisfactory to Administrative Agent from to time, which shall be prepared by Servicer as of each Receivables Reporting Date and shall be signed by a Responsible Officer of Servicer.

“Receivables Reporting Date” means:

(a)         at all times when the Settlement Date occurs on a monthly basis, the last day of the Fiscal Month ending immediately before each Settlement Date;

(b)         at all times when the Settlement Date occurs on a weekly basis, the last day of the calendar week ending immediately before each Settlement Date; and

(c)         at all times when the Settlement Date occurs on a daily basis, the day immediately preceding each Settlement Date.

“Receivables Sale Agreement” means that certain Second Amended and Restated Receivables Sale Agreement, dated as of October 14, 2009, by and among Originator, as “Seller,” and Borrower, as “Buyer,” as such agreement may be further amended, supplemented, restated, or otherwise modified from time to time to the extent permitted herein.

“Receivables Sale Documents” means the Receivables Sale Agreement, the Subordinated Note, and all other documents, instruments, and agreements executed and/or delivered in connection therewith, together with all exhibits, schedules, annexes, and attachments thereto, and all amendments, restatements, supplements, and other modifications thereto.

“Records” means with respect to a Receivable, (i) the Contract giving rise to the Receivable and other evidences of the Receivable, including, without limitation, tapes, discs, punch cards and related property and rights and (ii) each UCC financing statement related thereto, if any.

“Register” has the meaning set forth in Section 12.6(g).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Security” has the meaning given such term in the Receivables Sale Agreement.

“Reporting Period” means each of (a) the period beginning on (and including) the Closing Date and ending on (and including) the first Receivables Reporting Date thereafter, and (b) each period thereafter beginning on (and including) the day after each Receivables Reporting Date and ending on (and including) the earlier to occur of the succeeding Receivables Reporting Date or the Termination Date.

“Required Capital Amount” means $15,000,000.

“Required Lenders” means, at any time, the Lender or Lenders having, in the aggregate, more than 50% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, the Lender or Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans; provided, however, that such calculation shall be made without including any Commitment of, or any principal amount of the Revolving Note held by, any Defaulting Lender.

“Reserve Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 20% (or such other percentage as may be mutually agreed upon in writing between Administrative Agent and Borrower) and (b) the product of (i) the Expected Dilution Ratio times (ii) the Dilution Horizon Ratio, in each case, as of the immediately preceding Calculation Date.

“Reserve Percentage” means the greater of (a) the Reserve Floor and (b) a percentage equal to the sum of (i) the Loss Reserve, (ii) the Dilution Reserve, (iii) the Yield Reserve, and (iv) the Servicing Reserve.

“Reserves” means such amounts as may be required by Administrative Agent at any time and from time to time in Administrative Agent’s reasonable credit judgment; provided, however, that Reserves shall never be (a) less than $0.00 or (b) greater than the amount, if any, by which (i) the Borrowing Base calculated only with regard to clauses (a)(i) and (ii) of the definition thereof but otherwise in accordance with the terms of this Agreement as in effect on the date of calculation exceeds (ii) the Borrowing Base calculated only with regard to clauses (a)(i) and (ii) of the definition thereof and otherwise on the presumptions that (x) both of the notices of the types described in the proviso to clause (b) of the definition of “Defaulted Receivable” and in the last paragraph of the definition of “Loss Reserve” shall have been given and (y) the 30-day notice periods related to such provisions shall have elapsed; provided, further, that (x) Reserves established as a result of litigation shall not exceed $5,000,000 and (y) Administrative Agent shall not establish any Reserves with respect to litigation unless Administrative Agent shall have a reasonable basis for believing that one or more judgments totaling more than $1,000,000 in the aggregate are likely to be entered against Borrower in respect of actual, pending, or threatened litigation involving Borrower.

“Responsible Officer” means, with respect to any Person, its president, chief executive officer, corporate controller, treasurer, vice president of finance or chief financial officer.

“Revolving Loan” means a loan made by Lenders pursuant to Section 2.1.

“Revolving Loan Commitment” means the aggregate commitment of Lenders, subject to the terms and conditions herein, to make Revolving Loans in accordance with the provisions of Section 2, in an aggregate amount not to exceed $40,000,000 at any one time.

“Revolving Note” has the meaning set forth in Section 2.2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sales” means, for any applicable period, the aggregate amount of all trade receivables generated by Originator during such period with credit terms of any kind.

“Sanctioned Country” means a country subject to the sanctions program identified on the list maintained by OFAC and available at the following website or as otherwise published from time to time: http://www.treas.gov/offices/enforcement/ofac/programs/.

“Sanctioned Person” means (a) any Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, (b) any agency, authority, or subdivision of the government of a Sanctioned Country, (c) any Person or organization controlled by a Sanctioned Country, or (d) any Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Parties” means each Lender, Administrative Agent, and each Indemnified Party and the successors and assigns of each of the foregoing.

“Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, deed of trust, pledge agreement, life insurance assignment, security agreement, or similar agreement or instrument now or hereafter executed by any Credit Party or other Person granting Lender a Lien in any property to secure the Obligations.

“Servicer Event of Default” has the meaning set forth in Section 8.7.

“Servicing Fee” means, for each day in a Calculation Period, an amount equal to (a) the Servicing Fee Rate, times (b) the aggregate Unpaid Balance of all Receivables at the close of business on the Calculation Date for the immediately preceding Calculation Period, times (c) 1/360.

“Servicing Fee Rate” means (a) at all times when Originator is Servicer, 1.00% per annum (or such other percentage as Administrative Agent and Borrower may from time to time agree upon in writing based upon then prevailing market conditions) and (b) at all other times, a percentage per annum determined by mutual agreement of Borrower and Administrative Agent and based on the prevailing market rate; provided, however, if Borrower and Administrative Agent are unable to agree upon such percentage under this clause (b) within 2 Business Days after Administrative Agent proposes a percentage to Borrower in writing, then the Servicing Fee Rate will be the percentage determined by Administrative Agent in its commercially reasonable discretion and based on the prevailing market rate.

“Servicing Reserve” means, on any date of determination, an amount (expressed as a percentage) equal to (a) the highest Days Sales Unpaid Ratio during the 12 Calculation Periods ending on the most recent Calculation Date, times (b) the Stress Factor, times (c) the Servicing Fee Rate, times (d) 1/360.

“Settlement Date” means (a) the 20th day of each calendar month beginning on the 20th day of the calendar month following the Closing Date and (b) such other day or day of the month as Administrative Agent may require from time to time upon written notice to Borrower and Servicer (including, without limitation, on each Business Day); provided, however, (i) if any such day is not a Business Day, the applicable Settlement Date shall be the immediately following Business Day and (ii) Administrative Agent may not require that Settlement Dates occur more frequently than on a monthly basis unless (A) a Default or Event of Default then exists or (B) the aggregate principal balance of the Loans exceeds 80% of the lesser of (1) the Borrowing Base and (2) the Revolving Loan Commitment; provided, further, that, if Administrative Agent, in accordance with this definition, requires Settlement Dates to occur on a more frequent basis than monthly, then such increased frequency shall continue until such time as Administrative Agent shall direct otherwise.

“Solvent” means, with respect to any Person, that as of the date of determination both (a)(i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, nor does it reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stress Factor” means 2.0.

“Subordinated Note” means that certain promissory note dated as of the Closing Date and made by Borrower to the order of Originator substantially in the form of Exhibit VII to the Receivables Sale Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Subsidiary” means, as to any Person, any other Person of which more than 50% of the Equity Interests issued by such other Person are directly or indirectly owned or effectively controlled by such Person.

“Supplemental Lien Searches” has the meaning given such term in Section 4.3(a).

“Taxes” means any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any Governmental Authority or by any taxing authority thereof or therein.

“Telephone Instruction Letter” means a telephone instruction letter substantially in the form of Exhibit G, attached hereto and made a part hereof.

“Term” means the period from and including the Closing Date to but not including the Termination Date.

“Termination Date” means the earliest to occur of (a) September 30, 2012; (b) the date on which Borrower terminates this Agreement and the entire Revolving Loan Commitment pursuant to Section 2.11; and (c) the date on which Administrative Agent terminates the Revolving Loan Commitment pursuant to Section 9.2 hereof.

“Third Party” means (a) any lessor, mortgagee, mechanic or repairman, warehouse operator, processor, packager, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral or (b) any licensor whose rights in or with respect to any intellectual property or Collateral limit or restrict or may, in Administrative Agent’s determination, limit or restrict Borrower’s or Administrative Agent’s right to sell or otherwise dispose of such Collateral.

“Third Party Agreement” means (i) an agreement in form and substance satisfactory to Administrative Agent pursuant to which a Third Party, as applicable and as required by Administrative Agent, waives or subordinates in favor of Administrative Agent such Third Party’s lienholders’ enforcement rights against any Collateral, grants Administrative Agent access to the Collateral for purposes of allowing Administrative Agent to exercise its rights hereunder and under the other Loan Documents, or authorizes Administrative Agent to dispose of Collateral bearing or consisting of, in whole or in part, such Third Party’s intellectual property and (ii) any Landlord Waiver.

“Transferee” has the meaning set forth in Section 12.6(d).

“Type” means, with respect to a Loan, whether such Loan is a Base Rate Loan or a LIR Loan.

“UCC” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the applicable jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such other state.

“UCC Filing” has the meaning set forth in Section 5.10.

“Unpaid Balance” means, with respect to any Receivable and at any time of determination, an amount equal to (a) the then outstanding principal balance thereof, plus (without duplication), and (b) the aggregate amount required to pay in full all interest, finance, prepayment, and other fees or charges of any kind payable in respect of such Unpaid Balance as of such time.

“Unused Fee” has the meaning given such term in Section 2.9(a).

“U.S.” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Yield Reserve” means, on any date of determination, an amount (expressed as a percentage) equal to (a) the highest Days Sales Outstanding Ratio during the 12 Calculation Periods ending on the most recent Calculation Date times (b) the Stress Factor times (c) the Prime Rate as in effect on such Calculation Date divided by (d) 360.

1.3         Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

2.	THE CREDIT FACILITY.

2.1         Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to Borrower from time to time during the Term for the purposes set forth in Section 6.5. Lenders shall have no obligation to make a Revolving Loan (a) if doing so would, after giving effect thereto, cause a Borrowing Base Deficit to exist or cause the aggregate outstanding principal amount of all Revolving Loans made by such Lender to exceed such Lender’s Commitment or (b) during the existence of any Default or Event of Default, if Administrative Agent refuses to permit or accept a request for a Revolving Loan in accordance with Section 9.2. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow the principal amount of the Revolving Loans at any time during the Term.

2.2         The Note. On the Closing Date, Borrower shall execute and deliver to Administrative Agent a promissory note in the form of Exhibit A, attached hereto and made a part hereof (the “Revolving Note”), which Revolving Note, together with Administrative Agent’s records, shall evidence all of the Revolving Loans and interest accruing thereon.

2.3         Interest.

(a)         Types of Loans. Subject to the terms and conditions of this Agreement, the Revolving Loans may be Base Rate Loans or LIR Loans. Unless otherwise required by Section 2.3(f), all Loans shall be made and maintained as LIR Loans.

(b)         Agreement to Pay Interest. Borrower agrees to pay interest on the unpaid principal amount of each Loan from the respective date each such Loan is made until such Loan is paid in full (whether at stated maturity, upon acceleration, or otherwise) at the rates of interest and at the times set forth in this Agreement. Notwithstanding anything herein to the contrary, interest shall continue to accrue on the principal amount of each Loan which remains unpaid after the Termination Date.

(c)         Interest Rate. All Loans shall bear interest at a rate equal to (a) with respect to Base Rate Loans, the Base Rate plus the Applicable Margin and (b) with respect to LIR Loans, LIBOR Index Rate plus the Applicable Margin. All interest on any Loan and on all other Obligations shall be calculated on the presumed basis of a year of 360 days, for the actual number of days elapsed, plus, in any case, the Default Rate when and as applicable.

(d)         Adjustment of Interest Rate. The rate of interest on any Base Rate Loan shall be adjusted daily to reflect any change in the Base Rate. Subject to Section 2.3(f), the rate of interest on any LIR Loan shall be adjusted as provided in the definition of “LIBOR Index Rate.”

(e)         Default Rate. At Administrative Agent’s option, during the existence of any Event of Default, the principal amount of all Obligations shall bear interest at the Default Rate. In any event, the Default Rate shall automatically and without notice to any Person apply from the time Administrative Agent accelerates or is deemed to have accelerated any or all of the Obligations pursuant to Section 9.2 until such Obligations are, or any judgment thereon is, paid in full.

(f)         Automatic Conversion to Base Rate. Any provision of this Agreement to the contrary notwithstanding and without limiting the provisions of Section 11, if Administrative Agent should at any time determine (or, in the case of clause (iii) below, be notified that any Lender has determined) that (i) it is not reasonably possible to determine LIBOR or the LIBOR Index Rate, (ii) that LIBOR or the LIBOR Index Rate is no longer available, (iii) it is no longer lawful for one or more Lenders to make Loans at any rate based on LIBOR or the LIBOR Index Rate, or (iv) a Default or Event of Default exists and Administrative Agent shall so elect, then, in each case, (A) all affected LIR Loans shall automatically and without notice be converted into Base Rate Loans and (B) all obligations of the Lenders to make LIR Loans shall cease until such time as Administrative Agent shall have determined (or, in the case of clause (iii) above, be notified that any Lender has determined) that it is able to determine LIBOR or the LIBOR Index Rate, as applicable, such illegality shall be reversed, or such Event of Default shall have been waived or cured, as applicable.

(g)         Opening LIBOR Index Rate. The LIBOR Index Rate on the date hereof is 0.25% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms (but on a 360-day basis), is 2.50% per annum with respect to any portion of the Revolving Loans bearing interest as a LIR Loan.

2.4         Requests for Borrowings; Conversions.

(a)         Making Requests for New Loans. Each request for the making of a Revolving Loan may be made telephonically; provided, however, that Administrative Agent, in its sole discretion, may from time to time or at all times require each such request to be in writing. If Administrative Agent requires Borrower to make a request for a Revolving Loan in writing, Borrower shall submit a Notice of Borrowing therefor. Each request (whether telephonic or in writing) shall specify (i) the date for the making of the applicable Loan, which date must be a Business Day; (ii) the principal amount of the applicable Loan to be made; (iii) lawful instructions for the disbursement of the proceeds of such Loan; and (iv) such other information as Administrative Agent may reasonably require from time to time.

(b)         Timing and Acceptance of Requests. Requests made under this Section 2.4 (whether telephonic or in writing) are irrevocable. Requests under this Section 2.4 which Administrative Agent receives after 12:00 p.m. (Atlanta, Georgia, time) shall be deemed to have been received on the next Business Day. Lenders shall make all Revolving Loans hereunder in immediately available funds on the same Business Day on which Administrative Agent receives or is deemed to have received the request therefor or, if Borrower has requested the Loan be made on a later date, the Business Day requested by Borrower in a written Notice of Borrowing relating to such Loan.

2.5         Excess Outstandings. Any provision of this Agreement to the contrary notwithstanding, Administrative Agent may, in its sole and absolute discretion, make or permit to remain outstanding Revolving Loans which are causing or would cause a Borrowing Base Deficit to exist, and all such excess amounts shall (a) be part of the Obligations evidenced by the Revolving Note, (b) bear interest as provided herein, (c) be payable ON DEMAND, (d) be secured by the Collateral, and (e) be entitled to all rights and security as provided under the Loan Documents.

2.6         Repayment of Loans and Obligations.

(a)         Repayment of Obligations Generally. Borrower shall pay all outstanding principal amounts and accrued interest under the Note in accordance with the terms of the Note and this Agreement.

(b)         Payments in Respect of Revolving Loans.

(i)         All outstanding principal of the Revolving Loans shall be due and payable on the Termination Date. Before the Termination Date, Borrower:

(A)         may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal amount of any Loans;

(B)         shall, immediately upon any acceleration of any Loans pursuant to Section 9.2(c), repay all Loans; and

(C)         shall, immediately upon discovering that a Borrowing Base Deficit exists or that the outstanding aggregate principal amount of all Loans exceeds the Revolving Loan Commitment, pay the amount of such excess to Administrative Agent on behalf of Lenders.

Each such prepayment shall be subject to the payment of any amounts required by Section 11.

(ii)         Borrower shall pay all accrued and unpaid interest hereunder, in arrears, on (x) the Termination Date and (y) each of the following Settlement Dates, in each case for the period commencing on and including the most recent Settlement Date (or, in the case of the first Settlement Date to occur hereunder, the Closing Date) on which interest was paid, to but not including such Settlement Date:

(A)         at all times when the Settlement Date occurs on a monthly basis, on each Settlement Date;

(B)         at all times when the Settlement Date occurs on a weekly basis, on the third Settlement Date occurring in each calendar month; and

(C)         at all times when the Settlement Date occurs on a daily basis, on the first Settlement Date occurring on or after the 20th day of each calendar month.

2.7         Additional Payment Provisions.

(a)         Payment of Other Obligations. Borrower shall pay Administrative Agent on behalf of Lenders the balance of the Obligations under the Loan Documents requiring the payment of money on the terms set forth in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, (i) if no Default or Event of Default is then in existence, within seven Business Days after Administrative Agent informs or notifies Borrower thereof and (ii) if a Default or Event of Default is in existence, ON DEMAND. This Section 2.7(a) shall apply to all Obligations, including, without limitation, all amounts required to be paid or reimbursed by a Credit Party under Section 12.3.

(b)         Authorization to Debit. (i) Subject to clause (iii), each Lender may, without the consent of Borrower, debit any Deposit Account or other account over which such Lender has Control and apply such amounts to the payment of Obligations which are then due and payable (and such Lender shall promptly notify Administrative Agent of any such debits and applications). (ii) Subject to clause (iii), Administrative Agent may, without the consent of Borrower, debit the Agent’s Account and apply such amounts to the payment of Obligations which are then due and payable. (iii) Administrative Agent or the applicable Lender will provide notice to Borrower before it debits any of Borrower’s Deposit Accounts or other accounts over which it has Control, unless an Event of Default is in existence or Administrative Agent has delivered an Activation Notice with respect to the applicable Deposit Account being debited, in which cases no such notice shall be required.

(c)         Time and Location of Payment. Borrower shall make each payment of principal of and interest and other Obligations which are due and payable not later than 2:00 p.m. (Atlanta, Georgia, time) on the date due, without set-off, counterclaim, or other deduction, in immediately available funds to Lender at its address referred to in Section 12.4 or such other address or account as Administrative Agent may direct from time to time. If any payment of any Obligations shall be due on a day which is not a Business Day, such payment shall be due and payable the next Business Day, and interest shall accrue during such time.

(d)         Tax Forms. Each Lender agrees to complete and deliver to Borrower a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form that indicates that such Lender is a United States Person for U.S. federal income tax purposes and is not subject to backup withholding and information reporting requirements on or prior to becoming a Lender under this Agreement. Notwithstanding the foregoing provisions, and without limiting any terms of Section 12.6, unless an Event of Default then exists, no Lender shall sell any participation in its interests herein, or make any assignment of its interests herein, to any Transferee not organized under the laws of the United States or any State thereof unless, prior to any such sale or assignment becoming effective, the affected Transferee shall have filed all appropriate forms and taken other appropriate action to obtain a certificate or other appropriate document from the appropriate Governmental Authority in the jurisdiction imposing the relevant Taxes, establishing that it is entitled to receive payments of principal and interest under this Agreement and the Note without deduction and free from withholding of any Taxes imposed by such jurisdiction, and shall have provided to Borrower an Internal Revenue Service Form W-8ECI or any successor thereto or other Internal Revenue Service form entitling it to an exemption from United States withholding tax on all payments to be made to such non-U.S. Lender by Borrower.

2.8         Application of Collections.

(a)         All Collections shall be distributed by Servicer or Administrative Agent, as applicable, at such times and in the order of priority set forth in this Section 2.8.

(b)         Before the Termination Date, Servicer shall, on each Settlement Date, distribute from Collections (if any) received during the Reporting Period to which such Settlement Date relates the following amounts, without duplication and in the following order of priority:

first, to Servicer, for the payment of the accrued Servicing Fee payable for the most recently ended Calculation Period, to the extent then due and payable, plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to Servicer;

second, to Administrative Agent for the account of the Lenders, for the payment of all accrued and unpaid interest on the Loans, to the extent due and owing under this Agreement;

third, to Administrative Agent for its own account and for the account the Lenders, for the payment of all accrued and unpaid Fees, to the extent due and owing under any Loan Document;

fourth, to Administrative Agent, for the payment or reimbursement of Administrative Agent’s actual costs incurred under or in connection with this Agreement, to the extent due and owing under any Loan Document;

fifth, to Administrative Agent for the account of the Lenders, for the payment of principal of the Loans, in an amount equal to the Borrowing Base Deficit, if any;

sixth, to Administrative Agent for its own account and for the account of the applicable Secured Parties, for the payment of all other Obligations to the Secured Parties, to the extent then due and owing under any Loan Document; and

seventh, to Borrower for its own account or otherwise in accordance with Borrower’s lawful instructions.

(c)         Without limiting recourse to Borrower for the Obligations under Section 2.6(a), on the Termination Date and on each day thereafter, Servicer shall set aside and hold in trust for the Secured Parties, all Collections received by Servicer on such day. On and after the Termination Date, Servicer shall, on each Settlement Date and each other Business Day specified by Administrative Agent from time to time, remit all Collections received by Servicer (after deducting therefrom all accrued and unpaid Servicing Fee which is then due and payable) to Administrative Agent in accordance with Administrative Agent’s written instructions delivered to Servicer from time to time and, on each such date, Administrative Agent shall apply all of such Collections, together with all other Collections received by Administrative Agent, as follows:

first, to Administrative Agent, for the payment or reimbursement of Administrative Agent’s actual costs incurred under or in connection with this Agreement;

second, to Administrative Agent for the account of the Lenders, for the payment of all accrued and unpaid interest on the Loans;

third, to Administrative Agent for its own account and for the account the Lenders, for the payment of all accrued and unpaid Fees;

fourth, to Administrative Agent for the account of the Lenders, for the payment of principal of the Loans;

fifth, to Administrative Agent for its own account and for the account of the applicable Secured Parties, for the payment of all other Obligations to the Secured Parties; and

sixth, to Borrower for its own account or otherwise in accordance with Borrower’s lawful instructions.

(d)         Each payment of principal of the Loans shall be applied to such Loans as Borrower shall direct or, in the absence of such notice or during the existence of an Event of Default, as Administrative Agent shall determine in its sole discretion. After the Termination Date has occurred, and after all Obligations have been indefeasibly reduced to zero, all Collections shall be paid to Borrower or otherwise in accordance with Borrower’s instructions. All Collections to be applied to the payment of Obligations owing to the Lenders shall, in the orders of priority provided above, be allocated among the Lenders by Administrative Agent in accordance with their Commitment Percentages.

2.9         Fees.

(a)         Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with their respective Commitment Percentages a fee (the “Unused Fee”) for each day commencing with, and including, the Closing Date and ending on, and including, the Termination Date, equal to (A) 0.35%, divided by (B) 360, times (C) the amount by which the Revolving Loan Commitment exceeded the aggregate outstanding principal amount of Loans on such day. Borrower shall pay the Unused Fee, in arrears, on each date on which interest is or would otherwise be due and payable hereunder.

(b)         Borrower shall pay to Administrative Agent for its own account the Fees set forth in the Fee Letter.

(c)         Unless otherwise expressly provided, all fees payable hereunder or with respect to any Obligations shall be calculated on the presumed basis of a year of 360 days, for the actual number of days elapsed. All Fees, once paid, shall be deemed fully earned upon their becoming due and payable and, once paid, shall be non-refundable, in whole or in part.

2.10         Statement of Account. If Administrative Agent provides Borrower with a statement of account on a periodic basis, each such statement will be presumptive evidence of the matters set forth therein unless, within 45 days of its receipt, Borrower objects in writing and with specificity to such statement.

2.11         Termination. Borrower may terminate this Agreement and the Commitments before the Termination Date, in whole or in part, by giving Administrative Agent 30 days prior written notice; provided, however, (a) no complete termination of the Commitments by Borrower shall be effective until all Obligations have been fully and finally paid and performed; (b) no partial termination of the Commitments shall be effective if, after giving effect thereto, the Revolving Loan Commitment would be less than $20,000,000; and (c) no partial termination of the Commitments shall be effective if, after giving effect thereto, a Borrowing Base Deficit would exist or the aggregate outstanding principal balance of all Loans would exceed the Revolving Loan Commitment. Any notice of termination (whether total or partial) shall be irrevocable once delivered to the Administrative Agent. Administrative Agent may terminate this Agreement and the Revolving Loan Commitment on the terms set forth in Section 9.2. Any reduction of the Commitments shall applied to each Lender’s Commitment in accordance with such Lender’s Commitment Percentage.

2.12         USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

3.	SECURITY AGREEMENT.

3.1         Security Interest.

(a)         As security for the full and final payment and performance of the Obligations, Borrower hereby grants to Administrative Agent (on behalf of the Secured Parties) a continuing security interest in and to all right, title, and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

(b)         Administrative Agent’s sole duty with respect to the custody, safekeeping, and physical preservation of the Collateral shall be to exercise reasonable care and it shall have no further obligation to (i) exercise any degree of care in connection with any Collateral in its possession or (ii) take any steps necessary to preserve any rights in the Collateral or to preserve any rights in the Collateral against senior or prior parties (which steps Borrower agrees to take). In any case, Administrative Agent shall be deemed to have exercised reasonable care of the Collateral if Administrative Agent takes such steps for the care and preservation of the Collateral or rights therein as it does with similar property for its own account; provided that Administrative Agent’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. Administrative Agent’s segregation or specific allocation of specified items of Collateral against any of Borrower’s liabilities shall not waive or affect any Lien against other items of Collateral or any of Administrative Agent’s options, powers, or rights under this Agreement or otherwise arising.

(c)         Notwithstanding anything herein to the contrary, no Instrument or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

3.2         Financing Statements; Power of Attorney. Borrower authorizes Administrative Agent to file any financing statements (and other similar filings or public records or notices relating to the perfection of Liens), and amendments thereto relating to the Collateral which Administrative Agent deems appropriate, in form and substance required by Administrative Agent, and to (a) describe the Collateral thereon in a manner consistent with the Liens granted to the Administrative Agent under the Loan Documents and (b) include therein all other information which is required by Article 9 of the UCC or other applicable law with respect to the preparation or filing of a financing statement (or other similar filings or public records or notices relating to the perfection of Liens) or amendment. Borrower appoints Administrative Agent as its attorney-in-fact to perform all acts which Administrative Agent deems appropriate to perfect and to continue perfection of the Lien granted to Administrative Agent under any Security Agreement, including, without limitation, (i) the filing of financing statements (and other similar filings or public records or notices relating to the perfection of Liens) and amendments, (ii) the execution in Borrower’s name of any agreements which Administrative Agent determines are reasonably necessary to create Control in favor Administrative Agent over, or perfection of Administrative Agent’s security interest in, any applicable Collateral, and (iii) during the existence of an Event of Default or at any time after an Activation Notice has been delivered by Administrative Agent, the indorsement, presentation, and collection on behalf of Borrower and in Borrower’s name of any Items or other documents necessary or desirable to collect any amounts which Borrower may be owed, such power of attorney being coupled with an interest and is therefore irrevocable. Borrower grants Administrative Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, and any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit. Borrower shall be liable for any and all expense incurred in connection with Administrative Agent’s exercising its rights under this Section 3.2.

3.3         Entry. Borrower irrevocably consents to any lawful act by Administrative Agent or its agents in entering upon any premises for the purposes of either, in accordance with the Loan Documents, (a) inspecting any Collateral or (b) taking possession of any Collateral. Borrower waives, as to Administrative Agent and its agents, any now existing or hereafter arising claim based upon trespass or any similar cause of action for entering upon any premises where Collateral may be located.

3.4         Other Rights. Without limiting any Credit Party’s or Performance Guarantor’s obligations under the Loan Documents, Borrower authorizes Administrative Agent from time to time (a) to (i) take from any party and hold additional Collateral for the payment of the Obligations or any part thereof, (ii) exchange or release such Collateral or any part thereof, and (iii) release or substitute any indorser or any party who has granted Administrative Agent any security interest in any property as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof, and (b) during the existence of any Event of Default, to direct the manner of the disposition of the Collateral and the enforcement of any indorsements, guaranties, letters of credit, or other security or Supporting Obligations relating to the Obligations or any part thereof as Administrative Agent in its sole discretion may determine.

3.5         Accounts. After the occurrence and during the continuance of any Event of Default, Administrative Agent may contact any Obligor or Account Debtor (a) to direct such Obligor or Account Debtor to make payments (and to verify that such Obligor is making payments) on Borrower’s Accounts to a Lock Box Account or the Collections Account (as applicable) or as otherwise directed by Administrative Agent in accordance with Section 8.2(c)(ii) and (b) to notify such Obligor of the existence of Administrative Agent’s Liens under the Security Agreements.

3.6         Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

3.7         Control; Further Assurances. Borrower will, at its expense, cooperate with Administrative Agent in (a) obtaining Control of, or Control agreements with respect to, Collateral for which Control or a Control agreement is required for perfection of Administrative Agent’s security interest under the UCC and (b) perfecting Administrative Agent’s Lien in the Collateral.

4.	CONDITIONS PRECEDENT TO OCCURRENCE OF THE CLOSING DATE.

4.1         Conditions Precedent to Occurrence of Closing Date. The Closing Date shall not be deemed to have occurred unless and until the following conditions precedent shall have been satisfied, in the sole opinion of Administrative Agent and its counsel:

(a)         Loan Documents. Borrower, Servicer, Parent, and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Note, and the other required Loan Documents (including, without limitation, the Receivables Sale Agreement), all in form and substance satisfactory to Administrative Agent.

(b)         Supporting Documents and Other Conditions. Borrower and Servicer shall cause to be delivered to Administrative Agent the following documents (each of which must be in form and substance satisfactory to Administrative Agent) and shall satisfy the following conditions:

(i)         (A) A copy of the Organizational Documents of Borrower, Parent, and Originator; (B) good standing certificates of Borrower, Parent, and Originator, certified by the appropriate official of their respective states of incorporation; and (C) good standing certificates of Borrower and Originator, certified by the appropriate official of each of the state in which such Person has a physical location;

(ii)         Incumbency certificates and certified resolutions of the board of directors (or other appropriate governing body) of Borrower, Servicer, Parent, and Originator, signed by the secretary or another Responsible Officer of such Person, authorizing the execution, delivery, and performance of the Loan Documents;

(iii)         The legal opinion of each Credit Party’s and Performance Guarantor’s legal counsel addressed to Administrative Agent regarding (A) organization, existence and good standing, corporate authority, necessary approvals, execution and delivery, enforceability, attachment and perfection of security interests and purchase rights, no conflicts with Material Agreements, laws, orders, decrees, and judgments, or Organizational Documents, Investment Company Act, Regulations T, U, and X, and such other matters as Administrative Agent and its counsel may reasonably request and (B) true-sale and substantive non-consolidation matters;

(iv)         An opening Receivables Report and Borrowing Base Certificate, dated as of the Closing Date;

(v)         A full and complete copy of the Credit and Collections Policy as existing on the Closing Date;

(vi)         UCC-1 searches and other Lien searches (other than the Supplemental Lien Searches) showing no existing security interests in or Liens on the Collateral (other than Permitted Encumbrances acceptable to Administrative Agent);

(vii)         A Collateral Disclosure Certificate duly completed by each of Borrower and the Originator;

(viii)        A fully executed Landlord Waiver respecting each location at which any Records owned by Borrower or in which Borrower has an interest are maintained, to the extent required by Administrative Agent;

(ix)         UCC financing statements (and other similar filings or public records or notices relating to the perfection of Liens) to perfect (A) Borrower’s security interest / rights as purchaser in and to the Receivables, all Related Security, and all Collections and (B) Administrative Agent’s security interest in the Collateral (for itself and for the benefit of the Secured Parties) shall, in each case, have been recorded or filed in the manner and places required by law to establish, preserve, protect, and perfect the interests and rights created or intended to be created by the Receivables Sale Agreement and the Security Agreements and all taxes, fees, and other charges in connection with the execution, delivery, and filing of the Security Agreements and the financing statements (and any other similar filings or public records or notices relating to the perfection of Liens) shall have been paid;

(x)         Certified copies of all documents evidencing any necessary consents and governmental approvals (if any) with respect to the Loan Documents;

(xi)         Copies of the Receivables Sale Documents, each of which shall have been executed and delivered by all parties thereto, as applicable, and each of which shall be certified as to accuracy and completeness by a Responsible Officer of Borrower;

(xii)         All conditions precedent to the effectiveness of the Receivables Sale Documents shall have been satisfied or waived in accordance with the terms thereof (other than any condition precedent which is satisfied solely by the effectiveness of this Agreement);

(xiii)         A Deposit Account Control Agreement, duly executed by all of the parties thereto, with respect to each Lock Box Account;

(xiv)         All collateral and field inspections required by Administrative Agent shall have been completed to Administrative Agent’s satisfaction;

(xv)         Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Administrative Agent and Lenders, and evidence of payment to other parties of all fees or costs, which, in each case, Borrower is required under the Loan Documents to pay by the date of the initial Loan;

(xvi)         Administrative Agent shall have received evidence satisfactory to it that the account names on each of the Lock Box Accounts and all other Deposit Accounts established or maintained by Borrower are in the name of Borrower only and do not reflect any “d/b/a”;

(xvii)         Administrative Agent shall have received Borrower’s financial statements for the Borrower, Servicer, and Parent’s Fiscal Quarter ending on or about May 31, 2009, and such other financial reports and information concerning such Persons as Administrative Agent shall reasonably request;

(xviii)         Lender shall have received a fully executed Telephone Instruction Letter; and

(xix)         Borrower shall have delivered, or caused Wachovia Bank, National Association, to have delivered, to Administrative Agent an authenticated record (in form and substance satisfactory to Administrative Agent) from Wachovia Bank, National Association, authorizing Administrative Agent or its designees to file UCC-3 amendments to terminate the effectiveness of all financing statements and amendments thereto in which, on the one hand, Borrower or ASP (whether as Originator or Servicer) is shown as debtor or seller (or similar appellation) and, on the other hand, Wachovia Bank, National Association is shown as secured party or purchaser (or similar appellation).

4.2         Conditions Precedent to Each Loan. In addition to any other requirements set forth in this Agreement, no Lender shall be required to fund its portion of any Loan unless and until the Closing Date shall have occurred and each of the following conditions shall have been satisfied, in Administrative Agent’s sole opinion (with it being agreed that each request for a Loan (whether or not a written Notice of Borrowing is required) shall be deemed to be a representation that all such conditions have been satisfied):

(a)         Notice of Borrowing. If required by this Agreement or by Administrative Agent, Borrower shall have delivered to Administrative Agent a Notice of Borrowing and such other information as required to be delivered in connection therewith;

(b)         No Default. No Default, Event of Default or Servicer Event of Default shall have occurred and be continuing or would result from the making or issuance of the requested Loan;

(c)         Correctness of Representations. All representations and warranties made to Administrative Agent and/or Lenders by any Credit Party in any Loan Document to which it is a party or otherwise in writing by such Person shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of date of the requested Loan except to the extent that they expressly relate to an earlier date;

(d)         Limitations Not Exceeded. No Borrowing Base Deficit exists and the making or issuance of any requested Revolving Loan would not cause a Borrowing Base Deficit to exist;

(e)         Termination Date. The Termination Date shall not have occurred;

(f)         Field Examination. Administrative Agent shall have received and found satisfactory the results of a field examination (conducted at Borrower’s expense and of the type and nature described in Section 6.10); provided, however, that this condition precedent shall be applicable only if, at the time such Loan is requested, the then-most-recent field examination is more than six months old; and

(g)         Accounts. Each of the Lock Box Accounts shall be subject to a valid and perfected first priority security interest in favor of Administrative Agent for the benefit of the Secured Parties.

4.3     Special Condition Precedent to Initial Loans.

(a)         Borrower acknowledges and agrees that Administrative Agent shall at Borrower’s expense conduct Lien searches (collectively, the “Supplemental Lien Searches”) with respect to Acuity Specialty Products Group, Inc., a Delaware corporation, Acuity Brands, Inc., and Old ABI, Inc., a Delaware corporation, in:

(i)         the states of incorporation for each of such entities and the counties in which the chief executive office of each such entity is located; and

(ii)         if the results of the Lien searches described in the foregoing clause (i) indicate or evidence the existence of any Lien which, as determined by Administrative Agent in its reasonable discretion, attaches to any Collateral, such other jurisdictions and filing offices as Administrative Agent may reasonably require.

(b)         In addition to any other requirements set forth in this Agreement, no Lender shall be required to fund its portion of the initial Loan to be made hereunder unless and until Administrative Agent shall be satisfied that the results of the Supplemental Lien Searches do not indicate or evidence the existence of any Lien which, as determined by Administrative Agent in its reasonable discretion, attaches to any Collateral or, if such results do so indicate or evidence the existence of any Lien attaching to any Collateral, then Administrative Agent shall have received such evidence as it shall reasonably require that any such Lien either does not, in fact, exist or has been released.

(c)         Borrower agrees to provide from time to time all information concerning the Supplemental Lien Searches as Administrative Agent may reasonably request and represents and warrants that all of such information shall be true and correct in all material respects.

5.	REPRESENTATIONS AND WARRANTIES.

To induce Administrative Agent and Lenders to enter into this Agreement and to induce Lenders to make the Loans or extend credit as provided for herein, each of Borrower and Servicer makes the following representations and warranties as to itself, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof, as of the date of each request for a Loan or extension of credit hereunder, and as of each Settlement Date.

5.1         Existence and Power. Parent is a corporation duly organized under the laws of the State of Delaware. Borrower is a corporation duly organized under the laws of the State of Delaware. ASP is a corporation duly organized under the laws of the State of Georgia. Each of Servicer, Borrower, and Parent is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all power and all governmental licenses, authorizations, consents, and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

5.2         Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by each of Servicer and Borrower of this Agreement and of Servicer, Borrower, and Parent of each other Loan Document to which it is a party, and the performance of its obligations hereunder and thereunder, and Borrower’s use of the proceeds of the Loans made hereunder, are within its powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Loan Document to which Servicer, Borrower, or Parent is a party has been duly executed and delivered by Servicer, Borrower, or Parent, as the case may be.

5.3         No Conflict. The execution and delivery by each of Borrower, Servicer, Originator, or Performance Guarantor of the Loan Documents to which it is a party, and the performance of its respective obligations hereunder and thereunder, as applicable, do not contravene or violate (a) its Organizational Documents, (b) any law, rule or regulation applicable to it, (c) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (d) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except Permitted Encumbrances) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect. No transaction contemplated hereby requires compliance with any bulk sales act or similar law in any applicable jurisdiction.

5.4         Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by Servicer, Borrower, or Parent of the Loan Documents to which it is a party and the performance of its obligations hereunder and thereunder, as applicable.

5.5         Actions, Suits. There is no litigation, arbitration, governmental investigation, proceeding, or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Borrower, Servicer, Parent, or any of their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, none of Borrower, Servicer, Parent, nor any of their respective Subsidiaries has any material contingent obligations not provided for or disclosed in the footnotes to Parent’s financial statements delivered to Administrative Agent prior to the Closing Date.

5.6         Binding Effect. This Agreement and each other Loan Document to which Servicer or Borrower is a party constitutes the legal, valid, and binding obligations of such Person, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.7         Accuracy of Information. All information furnished by Parent, Originator, Servicer, or Borrower for purposes of or in connection with this Agreement, any of the other Loan Documents or any transaction contemplated hereby or thereby was true and accurate in every material respect on the date such information was stated or certified and did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, together with all other information so furnished, not misleading.

5.8         Margin Regulations; Use of Proceeds. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U, and X promulgated by the Federal Reserve Board from time to time. No portion of the proceeds of any Loan hereunder will be used for a purpose that violates any other law, rule, or regulation applicable to Borrower.

5.9         Good Title. Upon the occurrence of the Closing Date, Borrower (a) will be the legal and beneficial owner of all Receivables and the other Collateral and (b) will be the legal and beneficial owner of the Related Security or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except Permitted Encumbrances. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower’s ownership interest in each such Receivable, its Collections and the Related Security. Borrower owns no property other than the property described in clauses (a) through (f) of the definition of “Collateral,” such other property as is described on Schedule 5.9, attached hereto and made a part hereof, and such other property having a fair market value of $100,000 or less.

5.10         Perfection. This Agreement will be effective to create a valid security interest in the Collateral in favor of Administrative Agent, for the benefit of the Secured Parties, upon Borrower’s acquiring any rights in the Collateral. Upon filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions (each such filing, a “UCC Filing”), Administrative Agent shall have a first priority, perfected security interest, subject to any Permitted Encumbrances, for the benefit of the Secured Parties, in the Collateral in which a security interest may be perfected by a UCC Filing.

5.11         Places of Business and Locations of Records. Borrower maintains Records related to all Receivables in excess of $200,000 at the addresses referred to on Schedule 5.11 to this Agreement (or at such other locations, notified in writing to Administrative Agent in jurisdictions where all action required to perfect or maintain the perfection of Administrative Agent’s security interest in the Collateral has been taken and for which Borrower has performed its obligations under Section 6.16(b)). Borrower’s Delaware organizational identification number is accurately set forth in its Collateral Disclosure Certificate.

5.12         Accounts. Schedule 5.12, attached hereto and made a part hereof, is a complete and accurate listing, as of the Closing Date, of each Lock Box, Lock Box Account, and each other Deposit Account owned by Borrower. Each Lock Box Account has been established and maintained in Borrower’s name. Neither Servicer nor Borrower has granted any interest in any Lock Box, any Lock Box Account, or other Deposit Account to any Person other than Administrative Agent (and except to the extent expressly provided in any applicable Deposit Account Control Agreement). Administrative Agent has exclusive control of each Lock Box Account and (upon establishing the Master Account (if any) and amending an existing Deposit Account Control Agreement to cover such Master Account) the Master Account, except for Borrower’s rights in and to each such Lock Box Account and the Master Account existing before the implementation of an Activation Notice regarding such Lock Box Account or Master Account.

5.13         No Material Adverse Effect. Since the Fiscal Quarter ending on or about May 31, 2009, no event has occurred that could reasonably be expected to have a Material Adverse Effect.

5.14         Names. The name in which Borrower has executed this Agreement is identical to the name of Borrower as indicated on the public record of the State of Delaware. Borrower has not used any legal name or assumed name other than the name in which it has executed this Agreement, except for any change in its legal name permitted under Section 7.3.

5.15         Ownership of Borrower; No Subsidiaries. All of the issued and outstanding equity interests of Borrower are owned beneficially and of record by ASP, free and clear of any Adverse Claim other than Permitted Encumbrances. Such equity interests are validly issued, fully paid, and nonassessable, and there are no options, warrants, or other rights to acquire securities of Borrower. Borrower has no Subsidiaries.

5.16         Not an Investment Company. None of Borrower nor any of its Affiliates is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

5.17         Solvency. Both before and after giving effect to each Loan, Borrower is Solvent.

5.18         Eligible Receivables. Each Receivable identified in a Borrowing Base Certificate or a Receivables Report as an “Eligible Receivable” was an Eligible Receivable on the date of such Borrowing Base Certificate or Receivables Report.

5.19         Sales by Originators. Each sale of Receivables by Originator to Borrower shall have been effected under, and in accordance with the terms of, the Receivables Sale Agreement, including payments by Borrower to Originator of an amount equal to the purchase price therefor in the manner described in the Receivables Sale Agreement and each such sale shall have been made for “reasonably equivalent value” (as such term is used under § 548 of the United States Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under § 547 of the United States Bankruptcy Code) owed by Borrower to Originator. No liabilities have been transferred by Originator to Borrower (including, without limitation, any unclaimed credit balances or liabilities with respect to any escheat or similar laws).

5.20         Disclosure. Borrower has disclosed to Administrative Agent and Lenders all agreements, instruments, and corporate or other restrictions to which Borrower is subject, and all other matters known to Borrower or Servicer, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.21         Sanctioned Persons; Sanctioned Countries. None of Parent nor any of its Subsidiaries (a) is a Sanctioned Person or (b) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC. Borrower will not use the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.22         Instruments. To Borrower’s knowledge, each of Borrower’s Instruments which constitutes Collateral and evidences an obligation greater than $25,000 is (unless Borrower has otherwise notified Administrative Agent thereof) (a) genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) not subject to any defense, set-off, claim, or counterclaim of a material nature; (c) not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except; (d) free of all Liens other than Permitted Encumbrances.

5.23         Compliance with Law. Borrower has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees, or awards to which it may be subject, except where the failure to so comply could reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not, in any material respect, contravene any laws, rules, or regulations applicable thereto (including, without limitation, laws, rules, and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, and privacy), and no part of such Contract is, in any material respect, in violation of any such law, rule, or regulation.

5.24         Compliance with Credit and Collection Policy. Borrower and Servicer have complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and neither Borrower nor Servicer has made any change to such Credit and Collection Policy, except to the extent permitted by Section 6.4(a).

5.25         Accounting. The manner in which Borrower accounts for the transactions contemplated by the Receivables Sale Agreement does not jeopardize the characterization of the transactions contemplated therein as being true sales.

5.26         Borrowing Limitations. After giving effect to each Loan and at the time of settlement on each Settlement Date (and after giving effect to each Loan made on such Settlement Date), the aggregate outstanding principal balance of the Loans is less than or equal to the Borrowing Base and is less than or equal to the Revolving Loan Commitment.

6.	AFFIRMATIVE COVENANTS OF BORROWER AND SERVICER.

Each of Borrower and Servicer (as applicable) covenants and agrees as to itself that from the date hereof until the full and final payment in cash and performance of the Obligations and the termination of this Agreement:

6.1         Compliance with Laws, Etc. Each of Borrower and Servicer will comply with all applicable laws, rules, regulations, and orders of all governmental authorities (including those which relate to the Receivables), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

6.2         Preservation of Legal Existence. Each of Borrower and Servicer will preserve and maintain its existence rights, franchises, and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdictions where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

6.3         Performance and Compliance with Receivables. Each of Borrower and Servicer will timely and fully perform and comply in all material respects with all provisions, covenants, and other promises required to be observed by it under the Receivables Sale Agreement and all other agreements related to such Receivables.

6.4         Reporting Requirements. Borrower and/or Servicer, as the case may be, will furnish to Administrative Agent and each Lender:

(a)         Financial Statements.

(i)         Annual / Borrower. As soon as available, and in any event within 90 days after the end of each Fiscal Year of Borrower (or such later date as Parent has been permitted to deliver its financial statements by the Securities and Exchange Commission), Borrower shall deliver to Administrative Agent and each Lender a copy of the unaudited balance sheet of Borrower as at the end of such Fiscal Year, presented on a consolidated basis, together with the related statement of earnings for such Fiscal Year, presented on a consolidated basis, together with a Compliance Certificate executed and delivered by the chief executive officer, chief financial officer, vice president of finance, or controller of Borrower (which Compliance Certificate shall state that (A) such balance sheet and statement of earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes and (B) such officer has obtained no knowledge that an Event of Default or Default has occurred and is continuing, or if, in the opinion of such officer, such an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof);

(ii)         Annual / Originator. As soon as available, and in any event within 90 days after the end of each Fiscal Year of Originator (or such later date as Parent has been permitted to deliver its financial statements by the Securities and Exchange Commission), Originator shall deliver to Administrative Agent and each Lender a copy of the unaudited balance sheet of Originator as at the end of such Fiscal Year, presented on a consolidated basis, together with the related statement of earnings for such Fiscal Year, presented on a consolidated basis, together with a Compliance Certificate executed and delivered by the chief executive officer, chief financial officer, vice president of finance, or controller of Originator (which Compliance Certificate shall state that (A) such balance sheet and statement of earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes and (B) such officer has obtained no knowledge that an Event of Default or Default has occurred and is continuing, or if, in the opinion of such officer, such an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof);

(iii)         Annual / Servicer. As soon as available, and in any event within 90 days after the end of each Fiscal Year of Servicer (or such later date as Parent has been permitted to deliver its financial statements by the Securities and Exchange Commission), Servicer shall deliver to Administrative Agent and each

Lender a copy of the unaudited balance sheet of Servicer as at the end of such Fiscal Year, presented on a consolidated basis, together with the related statement of earnings for such Fiscal Year, presented on a consolidated basis, together with a Compliance Certificate executed and delivered by the chief executive officer, chief financial officer, vice president of finance, or controller of Servicer (which Compliance Certificate shall state that (A) such balance sheet and statement of earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes and (B) such officer has obtained no knowledge that an Event of Default or Default has occurred and is continuing, or if, in the opinion of such officer, such an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof); provided, however, that Servicer shall not be required to deliver any information under this clause (iii) unless Servicer is an Affiliate of Borrower;

(iv)         Annual / Parent. As soon as available and in any event within 90 days after the end of each Fiscal Year of Parent (or such later date as Parent has been permitted to deliver its financial statements by the Securities and Exchange Commission), Servicer shall deliver to Administrative Agent and each Lender a balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year, presented on a consolidated basis, and the related statements of income, shareholders’ equity, and cash flows of Parent and its Subsidiaries for such Fiscal Year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of Ernst & Young or other independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such Fiscal Year on a consolidated basis, and the results of operations and statements of cash flows of Parent and its Subsidiaries for such Fiscal Year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(v)         Quarterly / Parent. As soon as available and in any event within 45 days after the end of each Fiscal Quarter of Parent (other than the fourth Fiscal Quarter) (or such later date as Parent has been permitted to deliver its financial statements by the Securities and Exchange Commission), Servicer shall deliver to Administrative Agent and each Lender a balance sheet of Parent and its Subsidiaries as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders’ equity, and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the portion of Parent’s Fiscal Year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent’s previous Fiscal Year, all in reasonable detail, together with a Compliance Certificate executed and delivered by the chief financial officer, chief executive officer, vice president of finance, or controller of Parent certifying that such financial statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as at the end of such Fiscal Quarter on a consolidated basis, and the results of operations and statements of cash flows of Parent and its Subsidiaries for such Fiscal Quarter and such portion of Parent’ Fiscal Year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

(vi)         Quarterly / Borrower. As soon as available and in any event within 45 days after the end of each Fiscal Quarter of Borrower (or such later date as Parent has been permitted to deliver its financial statements by the Securities and Exchange Commission), Servicer shall deliver to Administrative Agent and each Lender a balance sheet of Borrower and its Subsidiaries as at the end of such quarter presented on a consolidated basis and the related statement of income of Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of Borrower’s Fiscal Year ended at the end of such quarter, presented on a consolidated basis, all in reasonable detail, together with a Compliance Certificate executed and delivered by the chief financial officer, chief executive officer, or controller of Borrower certifying that such financial statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at the end of such Fiscal Quarter on a consolidated basis, and the results of operations and statements of cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and such portion of Borrower’s Fiscal Year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

(vii)         Shareholders Statements and Reports. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports, and proxy statements so mailed;

(viii)         S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, or monthly reports which the Parent shall have filed with the Securities and Exchange Commission;

(ix)         [Intentionally Omitted]; and

(x)         Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (i) indicating such change or amendment and (ii) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent’s consent thereto;

(b)         Receivables Reports; Purchase Reports; Agings Reports.

(i)         On or before each Settlement Date, Servicer shall prepare and deliver to Administrative Agent and each Lender a Receivables Report and Borrowing Base Certificate prepared as of the then-most-recent Receivables Reporting Date, signed by a Responsible Officer of Servicer.

(ii)         Servicer shall deliver to Administrative Agent and each Lender a copy of each Purchase Report required to be delivered pursuant to the Receivables Sale Agreement on the date required for delivery of such Purchase Report thereunder.

(iii)         From time to time upon Administrative Agent’s reasonable request, Servicer shall prepare and deliver to Administrative Agent agings reports in form and substance reasonably satisfactory to Administrative Agent.

(c)         Defaults and Events of Default. As soon as possible but in any event within three (3) Business Day after any Responsible Officer of Borrower or Servicer has actual knowledge of the occurrence of a Default or an Event of Default, Borrower or Servicer, as the case may be, will deliver to Administrative Agent written notice setting forth details of such event and, upon further request of Administrative Agent from time to time, a written description of the action that Borrower or Servicer, as the case may be, has taken or proposes to take with respect thereto.

(d)         Servicing Certificate. Servicer shall deliver, or cause to be delivered, to Administrative Agent, on or before the date that is 95 days after the end of each of its Fiscal Years, an officer’s certificate signed by a Responsible Officer of Servicer, dated as of the last day of the preceding Fiscal Year, stating that (i) a review of the activities of Servicer during the preceding Fiscal Year and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, Servicer has fulfilled its obligations in all material respects under the Agreement throughout such Fiscal Year, or, if there has been a default of a material nature in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(e)         [Intentionally Omitted].

(f)         Other. Promptly, from time to time, such other information, documents, records or reports respecting the Collateral, the Receivables or the condition or operations, financial or otherwise, of any Credit Party as Administrative Agent may from time to time reasonably request in order to protect the interests of Administrative Agent or Lenders under or as contemplated by this Agreement or the other Loan Documents.

(g)         Auditor’s Management Letters. To the extent received by Borrower or Servicer, promptly upon receipt thereof, copies of each report submitted to Parent, Borrower, or Servicer by independent public accountants in connection with any annual, interim, or special audit made by them of Servicer’s or Borrower’s books including, without limitation, each report submitted to Servicer or Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with Servicer’s or Borrower’s annual audit.

(h)         Collateral Disclosure Certificate. From time to time upon the reasonable request of Administrative Agent (but, in the absence of any Event of Default, not more frequently than once per year), Borrower shall execute and deliver to Administrative Agent a Collateral Disclosure Certificate with then current information. At any time when ASP is Servicer, from time to time upon the reasonable request of Administrative Agent (but, in the absence of any Event of Default, not more frequently than once per year), Servicer shall execute and deliver to Administrative Agent a Collateral Disclosure Certificate with then current information. The proper disclosure of any information in any Collateral Disclosure Certificate shall not, in and of itself, constitute any waiver of any Default or Event of Default which may otherwise exist.

6.5         Use of Proceeds. Borrower will use the proceeds of the Loans made hereunder solely in connection with (a) the acquisition or funding of Receivables and Related Security, (b) the making of Permitted Investments, (c) to pay Borrower’s expenses to the extent such expenses do not violate the provisions of this Agreement, and (d) subject to Sections 6.6(k) and 7.11, to make distributions from time to time to ASP and payments of principal or interest on the Subordinated Note in accordance with applicable law.

6.6         Separate Legal Entity. Borrower hereby acknowledges that Lenders and Administrative Agent are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon Borrower’s identity as a legal entity separate from Servicer, Parent, Originator, and each other Person. Therefore, from and after date on which Borrower was incorporated, Borrower has taken and, on and after the Closing Date, shall take all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to all Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person and is not a division of Parent, Originator, or any other Person. Since its incorporation, Borrower has complied, and, on and after the occurrence of the Closing Date, Borrower shall continue to comply, with all applicable entity laws concerning separateness and will observe all procedures required by its Organizational Documents concerning separateness. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 6.2, since its incorporation, Borrower has taken, and, on and after the occurrence of the Closing Date, Borrower shall continue to take, such actions as shall be required in order that:

(a)         Borrower will be a limited purpose corporation whose primary activities are restricted to purchasing the Receivables and Related Security and financing the acquisition thereof, to providing (or arranging for the provision of) services necessary for the collection of such Receivables and the maintenance of ownership of such Receivables and Related Security and the proceeds thereof, and conducting such other activities that are incidental to and necessary or convenient to carry out its primary activities;

(b)         At all times at least one member of Borrower’s Board of Directors (each, an “Independent Director”) shall be an individual who is not, and during the past five (5) years has not been, a director, officer, employee, or Affiliate of Parent, Originator, or any of their respective Subsidiaries or Affiliates (other than Borrower) or beneficial owner (at the time of such Person’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of the outstanding common stock of Borrower, Originator, or any of their respective Subsidiaries or Affiliates or any Person or entity beneficially owning any outstanding shares of common stock of Parent or any of its Affiliates; provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an “independent director” or similar capacity for special purpose entities formed by Parent or any of its Affiliates. The certificate of incorporation of Borrower shall provide, among other things, that (i) the Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Borrower unless each Independent Director shall approve the taking of such action in writing prior to the taking of such action and (ii) such provision cannot be amended without the prior written consent of each Independent Director;

(c)         Any employee, consultant or agent of Borrower will be compensated by Borrower, as appropriate, for services provided to Borrower; Borrower will provide separately for its expenses and liabilities and will fairly and reasonably allocate any expenses associated with services provided by common employees, consultants or agents, office space, or other administrative expenses with any Affiliate;

(d)         Borrower will allocate and charge fairly and reasonably overhead expenses shared with any other Person, and, to the extent, if any, that Borrower and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; Borrower’s operating expenses will not be paid by any other Person except as permitted under the terms of this Agreement or otherwise consented to by Administrative Agent; any Person that renders or otherwise furnishes services to Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto;

(e)         Borrower will maintain its books, records, accounts, and financial statements separate from those of any other person or entity, except to the extent that the assets, liabilities, and operations of Borrower may be reflected in Parent’s or any other Person’s consolidated financial statements; further, if its assets and liabilities are included in the consolidated financial statements of Parent or any other Person, Parent will ensure that such consolidated financial statements include footnotes, detailed notes or other appropriate information to disclose that (i) all of Borrower’s assets are owned by Borrower, (ii) Borrower is the sole owner of the Receivables, (iii) Borrower is a separate legal entity, and (iv) that the assets of Borrower will not be available to satisfy Parent’s or any other Person’s obligations; if the assets and liabilities or results of operations of Borrower are included in the tax return of Parent or any other Person, Parent will ensure that such tax return is not provided to any third party (other than the taxing authorities) without a contemporaneous disclosure to the effect that Borrower’s assets will not be available to satisfy the obligations of Parent or such other Person, as applicable;

(f)         Borrower will conduct its business in its own name; all written and oral communications from Borrower to a third party, including letters and invoices, will be made solely in the name of Borrower or by ASP as Servicer;

(g)         Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person; Borrower will not identify itself as a division of any other person or entity, and will hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

(h)         Borrower will strictly observe corporate formalities in its dealings with all other Persons, and funds or other assets of Borrower will not be commingled with those of any other Person, except in connection with Servicer’s corporate cash management program and otherwise in a manner consistent with the terms of this Agreement;

(i)         Borrower shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any insurance policy with respect to any amounts payable due to occurrences or events related to any other Person;

(j)         Borrower will not guarantee or become obligated for or hold itself out to any person as being liable for the payment of any liability of any other Person and none of the assets of Borrower will be held out as being available for the payment of any liability or debt of any other person or entity; Borrower will not hold itself out to be responsible for the decisions or actions respecting the daily business and affairs of any other Person;

(k)         Borrower will be adequately capitalized for its intended purpose and operations and, at a minimum, shall maintain at all times the Required Capital Amount; and

(l)         Borrower shall take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Hunton & Williams LLP, as counsel for Borrower, in connection with the closing or initial Loan under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

6.7         Adverse Claims on Receivables. Each of Borrower and Servicer will, and will require Originator to, defend each Receivable against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Administrative Agent and the Secured Parties.

6.8         Further Assurances. At its expense, each of Borrower and Servicer will perform all acts and execute all documents reasonably requested by Administrative Agent at any time to evidence, perfect, maintain, and enforce the title or the security interest of Administrative Agent in the Receivables and the priority thereof. Borrower shall, and shall cause Parent, ASP, and Originator to, cause its computer records, master data processing records and other books and records relating to the Receivables to be marked, with a legend stating that the Receivables have been sold to Borrower and that the Collateral has been pledged to Administrative Agent for the benefit of the Secured Parties.

6.9         Servicing. Servicer shall use all commercially reasonable measures to prevent or minimize any loss being realized on a Receivable and shall take all reasonable steps to recover the full amount of such loss. Borrower and Servicer shall, at their own expense, take such steps as are necessary to maintain perfection of any security interest created by each Receivable in the related goods and merchandise subject thereto. Servicer shall use its commercially reasonable efforts, consistent with prudent servicing procedures, to repossess or otherwise convert the ownership of the goods or merchandise securing any Receivable which becomes a Defaulted Receivable and to pay any and all proceeds thereof to Borrower promptly upon receipt. Servicer shall follow such practices and procedures for servicing the Receivables as would be customary and usual for a prudent servicer under similar circumstances, including using commercially reasonable efforts to realize upon any recourse to the Obligors and selling the goods securing a Receivable at a public or private sale.

6.10         Field Examinations. Each of Borrower and Servicer shall permit Administrative Agent, and its duly authorized agents, representatives, attorneys, or auditors, to conduct field examinations of the Collateral and such Person’s other property and books and records reasonably related to the transactions contemplated in the Loan Documents (which may include, among other things, verification of accounts and inspections of properties) at such times and with such frequency as Administrative Agent may reasonably request from time to time with reasonable notice thereof. Borrower shall pay the cost of such field examinations; provided that, (a) so long as no Default or Event of Default is in existence and so long as the outstanding principal amount of the Loans is $0.00, Borrower shall not be required to pay for more than one such field examination per calendar year, (b) so long as no Default or Event of Default is in existence and the outstanding principal amount of the Loans is greater than $0.00, Borrower shall not be required to pay for more than two such field examinations per calendar year, and (c) Administrative Agent shall not conduct more than four field examinations during any Fiscal Year unless an Event of Default is in existence. Upon instructions from Administrative Agent, each of Borrower and Servicer shall provide a copy of any document in its possession related to any Receivables to Administrative Agent if reasonably requested by Administrative Agent.

6.11         Cooperation. Each of Borrower and Servicer shall provide such cooperation, information and assistance, and prepare and supply Administrative Agent with such data regarding the performance by the Obligors of their obligations under the Receivables and the performance by Borrower and Servicer of their respective obligations under the Loan Documents, as may be reasonably requested by Administrative Agent from time to time.

6.12         Facilities. Servicer shall maintain its facilities from which it services the Receivables in their present condition, ordinary wear and tear excepted, or such other facilities of similar quality, security and safety as Servicer may select from time to time. Servicer shall make all property tax payments, lease payments and all other payments with respect to such facilities, except for such payments which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained. Servicer shall (i) ensure that Administrative Agent shall have reasonable access during inspections pursuant to Section 6.10 to such facilities and all computers and other systems relating to the servicing of the Receivables and all persons employed at such facilities having knowledge of such matters, and (ii) continue to store on a daily basis all back-up files relating to the Receivables and the servicing of the Receivables at Servicer’s facilities, or such other storage facilities of similar quality, security and safety as Servicer may select from time to time, in the case of each of clauses (i) and (ii) until the receipt of all Collections in respect of all Receivables or all remaining Receivables have been deemed to be uncollectible.

6.13         Deposit Accounts. Borrower shall not establish or maintain any Deposit Account other than the Deposit Accounts described on Schedule 5.12 and the Agent’s Account, unless Borrower shall have provided Administrative Agent not less than 20 days prior written notice thereof (or such lesser period of time to which Administrative Agent may agree in writing), such Deposit Account is opened at a bank located in the United States, and, contemporaneously with the establishment of such Deposit Account, a Deposit Account Control Agreement in form and substance satisfactory to Administrative Agent is executed and delivered by the bank at which such

Deposit Account was established, Borrower, and Administrative Agent (provided, however, that Administrative Agent hereby acknowledges receipt of sufficient notice with respect to the establishment of the Master Account and agrees that, with respect to the Master Account, the form of Deposit Account Control Agreement executed and delivered by Borrower, Bank of America, N. A., and Administrative Agent on or about the Closing Date with respect to Borrower’s Lock Box Accounts maintained at Bank of America, N. A., is acceptable in form and substance (including, without limitation, the application of the $50,000 “Retained Balance” (as such term is defined and used in such Deposit Account Control Agreement) to the Master Account, so long as the Master Account is then the only of Borrower’s Deposit Accounts at Bank of America, N. A., subject to such Retained Balance). Except as set forth in the last sentence of Section 8.2(c)(ii), neither Borrower nor Servicer shall make, nor will either of them permit Originator to make, any change in its instructions to Obligors regarding payments to be made to a Lock Box. Neither Borrower nor Servicer will change any Lock Box Bank or close any Lock Box or Lock Box Account unless Administrative Agent shall have received at least thirty (30) days’ prior notice of such change and (i) in the case of a closed Lock Box, all applicable Obligors have been notified to make payments to another Lock Box that clears through a Lock Box Account which is subject to a Deposit Account Control Agreement, or (ii) in the case of termination of a Lock Box Bank or closing of a Lock Box Account, a new Deposit Account Control Agreement is entered into with respect to any new or replacement Lock Box Account or Lock Box Bank. Borrower shall establish and thereafter maintain the Agent’s Account at Administrative Agent within 30 days following the Closing Date and, if requested by Administrative Agent, execute and deliver a Deposit Account Control Agreement in form and substance satisfactory to Administrative Agent with respect thereto.

6.14         Certain Notices.

(a)         Shall provide Administrative Agent prompt notice upon knowledge or receipt, as applicable, of any of the following, together with, where applicable, copies thereof: (i) any litigation involving Borrower, any of the Receivables, or other Collateral involving a claim for actual damages or liability in excess of $1,000,000; (ii) any notice from taxing authorities as to claimed deficiencies or any tax lien, any notice relating to alleged ERISA violations or any “Reportable Event,” as defined in ERISA, in each case, where the assessment of withdrawal liability, the deficiency, the condition or the event could result in the imposition of liability on Borrower or Servicer in excess of $15,000,000; (iii) any Adverse Claim with respect to the voting stock of Borrower; (iv) Borrower’s obtaining any Instrument evidencing more than $25,000 (other than Items which have been sent to a Lock Box or deposited into a Lock Box Account or the Agent’s Account) or any securities issued in connection with any settlement of any claim held by Borrower against any other Person; and (v) except as otherwise addressed in the following clause (b), any request for consent, financial statements, certification, report, or other communication under or in connection with any Loan Document or Receivables Sale Document from any Person other than the Administrative Agent; and

(b)         Shall provide Administrative Agent prompt notice (and, in any event within one Business Day of its receipt thereof) any notice received by Borrower under Section 4.1(b) of the Receivables Sale Agreement, together with a copy thereof.

6.15         Payment of Taxes, Etc. Shall pay before delinquent all of its Debts and taxes, except to the extent such taxes are being properly contested.

6.16         Covenants Regarding Collateral.

(a)         Shall use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons, except for Permitted Encumbrances;

(b)         Shall from time to time upon Administrative Agent’s request, obtain and deliver to Administrative Agent such Third Party Agreements respecting locations at which any Records owned by Borrower or in which Borrower has an interest are located or where any of Borrower’s Goods may be located;

(c)         From time to time upon Administrative Agent’s request, shall promptly deliver to Administrative Agent all Instruments (other than Items which have been sent to a Lock Box or deposited in a Lock Box Account or the Agent’s Account), Chattel Paper, Investment Property in the form of certificated securities, and, if requested by Administrative Agent, Documents, in each case to the extent constituting Collateral, in each case appropriately indorsed to Administrative Agent’s order or otherwise as Administrative Agent shall direct;

(d)         Shall, within three Business Days after receipt thereof, deliver to a Lock Box or a Lock Box Account or the Agent’s Account any Items which it may have received directly and which constitute Collections;

(e)         Shall not create any Electronic Chattel Paper without first granting Administrative Agent Control thereof pursuant to such measures as Administrative Agent shall reasonably request; and

(f)         Shall promptly notify Administrative Agent of the existence of any Commercial Tort Claim constituting Collateral and having a value in excess of $1,000,000 which arises after the Closing Date and shall provide Administrative Agent with such information, and otherwise take such action with respect to such Commercial Tort Claims, as is reasonably necessary for Administrative Agent to perfect its security interest thereon.

7.	NEGATIVE COVENANTS OF BORROWER AND SERVICER.

Each of Borrower and Servicer (as applicable) covenants and agrees as to itself that from the date hereof and until the full and final payment in cash and performance of all Obligations and the termination of this Agreement:

7.1         Sales, Liens, Etc. Except pursuant to, or as contemplated by, the Loan Documents, Borrower shall not sell (and shall not permit Servicer, acting on Borrower’s behalf to), assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or involuntarily any Adverse Claims (other than Permitted Encumbrances) upon or with respect to any of Borrower’s assets which constitute Collateral.

7.2         Mergers, Acquisitions, Sales, Subsidiaries, etc. Borrower shall not:

(a)         be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as contemplated by, this Agreement or the other Loan Documents;

(b)         make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for Permitted Investments or pursuant to the Loan Documents;

(c)         create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Loan Documents; or

(d)         enter into any transaction with any Affiliate except for the transactions contemplated by the Loan Documents and other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable’s arm’s length transaction with a Person not an Affiliate.

7.3         Change in Business. Borrower will not make any material change in the character of its business. Borrower will not change its name unless it shall have: (i) given Administrative Agent at least ten (10) days’ prior written notice thereof and (ii) delivered to Administrative Agent all financing statements, instruments and other documents reasonably requested by Administrative Agent in connection with such change.

7.4         Other Debt. Borrower will not incur any Debt to any Person other than pursuant to this Agreement, the Receivables Sale Agreement or otherwise in connection with a transaction involving Lenders and Administrative Agent.

7.5         Organizational Documents. Borrower shall not amend its Organizational Documents in any manner that violates any of the covenants contained in this Agreement or otherwise might result in Borrower being substantively consolidated with Parent, ASP, or any of their respective Affiliates.

7.6         Jurisdiction of Organization; Location of Records. Borrower shall not change its jurisdiction of organization or permit the documents and records evidencing the Receivables to be moved unless (i) Borrower or Servicer, as the case may be, shall have given to Administrative Agent prior written notice thereof, clearly describing the new location, and (ii) Borrower shall have taken such action, satisfactory to Administrative Agent, to maintain the title or ownership of Borrower and any security interest of Administrative Agent in the Collateral at all times fully perfected and in full force and effect. Servicer shall not, in any event, move the location where it conducts the servicing and collection of the Receivables from the addresses referred to on Schedule 5.11 to this Agreement unless (i) such address is located within the continental United States, (ii) Servicer has given Administrative Agent at least thirty (30) days’ prior written notice of such change, (iii) Servicer shall have delivered to Administrative Agent all financing statements, instruments and other documents reasonably requested by Administrative Agent in, connection with such change or relocation and (iv) Servicer shall have delivered to Administrative Agent such Third Party Agreements as Administrative Agent may reasonably request from time to time.

7.7         Financing Statements. Borrower shall not execute or approve, or authorize the filing of, any effective financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) or statements relating to any Receivables other than the financing statements described in Section 3.2.

7.8         Business Restrictions. Borrower shall not (i) engage in any business other than the acquisition, financing, and collection of Receivables and other Collateral, (ii) engage in any transactions or be a party to any documents, agreements, or instruments, other than the Loan Documents and documents, agreements, or instruments which are reasonably necessary to the conduct of its business or which are otherwise expressly permitted hereby (including, without limitation, those related to Permitted Investments), or (iii) incur any trade payables (other than for professional fees and expenses, fees and expenses for its independent director, fees and expenses relating to its continued corporate existence, costs and expenses for products and services incurred or expended in Borrower’s ordinary course of business, and Fees and expenses payable pursuant to the Loan Documents) or other liabilities not constituting Debt permitted under Section 7.4 if the aggregate outstanding balance of such trade payables and other liabilities would at any time exceed $50,000.

7.9         Other Agreements. Borrower will not amend, restate, supplement, cancel, terminate, or otherwise modify any Receivables Sale Document or give any consent, waiver, directive, or approval thereunder or waive any default, action, omission, or breach under any of the foregoing or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of Administrative Agent.

7.10         Investments. Borrower shall not (a) sell, assign, or discount any of its Instruments other than the discount of promissory notes in the ordinary course of business for collection and (b) create or accept any Instrument or other obligation of any kind due from or owed by a Sanctioned Person.

7.11         Restricted Payments. Borrower shall not make any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness (including, without limitation, payments of principal and interest on the Subordinated Note) unless (a) such dividend, distribution, redemption of capital stock or payment is (i) permitted under applicable law and (ii) with respect to payments of principal or interest made under the Subordinated Note, Originator is permitted to accept and retain such payment under the terms thereof, and (b) at the time of the making or payment thereof and after giving effect thereto, (i) no Default or Event of Default exists or would result therefrom and (ii) Borrower’s net worth equals or exceeds the Required Capital Amount.

8.	SERVICER.

8.1         Initial Servicer. The servicing, administering and collection of the Receivables shall be conducted by the Person designated from time to time as Servicer under this Agreement. Until such time following the occurrence of a Servicer Event of Default or an Event of Default as Administrative Agent shall notify Borrower in writing of the revocation of such power and authority, Borrower and Administrative Agent hereby appoint ASP to act as a Servicer under the Loan Documents.

8.2         Certain Duties of Servicer.

(a)         Authorization to Act as Borrower’s Agent. Borrower hereby appoints Servicer as its agent for the following purposes: (i) selecting the amount of each requested Loan and executing Notices of Borrowing on behalf of Borrower, (ii) making transfers among, deposits to and withdrawals from all Deposit Accounts of Borrower for the purposes described in the Loan Documents, (iii) arranging payment by Borrower of all Fees, expenses, other Obligations and other amounts payable under the Loan Documents, (iv) causing the repayment and prepayment of the Loans as required and permitted pursuant to Section 2 and (v) executing and preparing the Receivables Reports and Borrowing Base Certificates; provided, however, that Servicer shall act in such capacity only as an agent of Borrower and shall incur thereby no additional obligations with respect to any Loan, and nothing herein shall be deemed to authorize Servicer to take any action as Borrower’s agent which Borrower is precluded from taking itself. Borrower irrevocably agrees that (A) it shall be bound by all proper actions taken by Servicer pursuant to the preceding sentence, and (B) except as otherwise provided herein or in any Deposit Account Control Agreement, Administrative Agent and the banks holding all Deposit Accounts of Borrower are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from Servicer on behalf of Borrower.

(b)         Servicer to Act as Servicer.

(i)         Servicer shall service and administer the Receivables on behalf of Borrower and Administrative Agent (for the benefit of the Secured Parties) and shall have full power and authority, acting alone and/or through subservicers as provided in Section 8.2(b)(iii), to do any and all things which they may deem reasonably necessary or desirable in connection with such servicing and administration and which are consistent with this Agreement. Consistent with the terms of this Agreement and the Credit and Collection Policy, Servicer may waive, modify, or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor if, in Servicer’s reasonable determination, such waiver, modification, postponement, or indulgence is not materially adverse to the interests of Borrower or Administrative Agent (for the benefit of the Secured Parties); provided, however, that Servicer may not permit any modification with respect to any Receivable that would reduce the Unpaid Balance (except for actual payments thereof), or extend the due date thereof, except that Servicer may (A) take such actions with respect to Defaulted Receivables if such actions will, in Servicer’s reasonable business judgment, maximize the Collections thereof and (B) charge-off such Receivable in accordance with its Credit and Collection Policy. Without limiting the generality of the foregoing, Servicer in its own name or in the name of Borrower is hereby authorized and empowered by Borrower when Servicer believes it appropriate in its best judgment to execute and deliver, on behalf of Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables.

(ii)         Servicer shall service and administer the Receivables by employing such procedures (including collection procedures) and degree of care, in each case consistent with applicable law and its Credit and Collection Policy, as are customarily employed by Servicer in servicing and administering receivables owned or serviced by it comparable to the Receivables. Servicer shall take no action to impair Administrative Agent’s (for the benefit of the Secured Parties) security interest in any Receivable, except to the extent allowed pursuant to this Agreement or required by law.

(iii)         Servicer may perform any of its duties pursuant to this Agreement, including those delegated to it pursuant to this Agreement, through subservicers appointed by Servicer; provided that such subservicing arrangements may be terminated, at Administrative Agent’s discretion, upon the replacement of ASP as Servicer. Such subservicers may include Affiliates of Servicer. Notwithstanding any such delegation of a duty, Servicer shall remain obligated and liable for the performance of such duty as if Servicer were performing such duty.

(iv)         Servicer may take such actions as are necessary to discharge its duties as Servicer in accordance with this Agreement, including the power to execute and deliver on behalf of Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of Servicer’s duties under this Agreement (including consents, waivers, and discharges relating to the Receivables).

(v)         Servicer shall keep true and complete records covering the transactions contemplated by this Agreement, including the identity and collection status of each Receivable purchased by Borrower from Originator and the Purchase Price Credits.

(c)         Collections.

(i)         On or before the Closing Date, Borrower and Servicer shall have established and shall maintain thereafter the following system of collecting and processing Collections of Receivables: The Obligors shall, on or before the Closing Date, be instructed by Servicer to make payments of Receivables only (A) by check, draft, money order, or other Item mailed to a Lock Box listed on Schedule 5.12 (such payments, upon receipt in such a Lock Box, being referred to herein as “Mail Payments”) or (B) by wire transfer or ACH to a Lock Box Account which is subject to a Deposit Account Control Agreement. If any cash, check, draft, or money order, or other Item happens to be delivered to Originator, Originator shall forward the same to a Lock Box or deposit the same (duly endorsed) into a Lock Box Account which is subject to a Deposit Account Control Agreement (1) within 3 Business Days following receipt thereof, if no Event of Default has occurred and is continuing and (2) immediately following receipt thereof, if any Event of Default has occurred and is continuing.

(ii)         On or before the Closing Date, Administrative Agent shall have received a fully executed and delivered Deposit Account Control Agreement covering each Lock Box Account. Administrative Agent will not deliver any Activation Notice regarding any Lock Box or Lock Box Account except during the existence of an Event of Default. Borrower agrees that, upon Administrative Agent’s delivery of any Activation Notice respecting any Lock Box Account, all of Borrower’s rights, title, and interest in and to such Lock Box Account, and all control and ownership thereof, shall be deemed transferred by Borrower to Administrative Agent, simultaneously with the delivery of such Activation Notice and without further notice to any Person, for the benefit of the Secured Parties. In addition to the foregoing, after the occurrence and during the continuance of any Event of Default, Servicer agrees that it shall, upon the written request of Administrative Agent, notify all Obligors under Receivables to make payment thereof to (A) one or more bank accounts and/or post office boxes designated by Administrative Agent and specified in such notice (and such payments shall be transferred to the Agent’s Account) or (B) any successor Servicer appointed hereunder.

(iii)         Servicer shall remove all Mail Payments, or cause all Mail Payments to be removed, from each Lock Box by the close of business on each Business Day and deposited into a Lock Box Account which is subject to a Deposit Account Control Agreement. Servicer shall process all such Mail Payments, and all other payments received in any form on the date received by recording the amount of the payment received from the Obligor and the applicable account or invoice number.

(iv)         All Collections received by Originator or Servicer in respect of Receivables will be identified and, (A) before the Termination Date, held by Servicer in trust for the benefit of Borrower, pending disposition on the next occurring Settlement Date and (B) on and after the Termination Date, held by the Servicer in trust for the exclusive benefit of Administrative Agent, pending disposition in accordance with the terms of this Agreement and the other Loan Documents. At Administrative Agent’s direction given during the existence of an Event of Default, Servicer shall not permit any Collections to be commingled with any of Servicer’s or Originator’s funds for so long as any Event of Default continues in existence (unless otherwise agreed in writing by Administrative Agent).

(v)         Except as otherwise expressly permitted herein and in the other Loan Documents, each of Borrower and Servicer hereby irrevocably waives any right to set-off or otherwise deduct any amount owing by or to them from any Collections received by them prior to remittance thereof in accordance with this Agreement.

(vi)         In performing its duties and obligations hereunder, Servicer shall not (A) impair the rights of Borrower or Administrative Agent in any Eligible Receivable, (B) amend the terms of any Eligible Receivable other than in accordance with this Agreement, (C) release any goods securing an Eligible Receivable from the lien created by such Receivable except as specifically provided for herein, and (D) be entitled to commence or settle any legal action to enforce collection of any Eligible Receivable or to foreclose upon or repossess any goods securing such Receivable (unless Servicer, in the exercise of its reasonable business judgment, determines that doing so is reasonable in the circumstances). In the event that Servicer shall breach any of its covenants set forth in clause (A), (B), or (C) of this Section 8.2(c)(vi), Servicer shall pay the principal amount of the Unpaid Balance of each Receivable affected thereby on the next Settlement Date following Reporting Period in which such event occurred. For the purposes of Section 8.7 hereof, Servicer shall not be deemed to have breached its obligations under this Section 8.2(c)(vi) unless it shall fail to make such payment with respect to any Receivable affected by Servicer’s noncompliance with clause (A), (B), or (C) of this Section 8.2(c)(vi).

(vii)         All payments or other amounts collected or received by Servicer in respect of a Receivable shall be applied to the Unpaid Balance of such Receivable.

8.3         Servicing Compensation. Servicer, as compensation for its activities hereunder, shall be entitled to receive the Servicing Fee, which shall be payable by Borrower on each Settlement Date from Collections in accordance with Section 2.8. Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any subservicer) and shall not be entitled to reimbursement therefor except as specifically provided herein.

8.4         Agreement Not to Resign. ASP acknowledges that each Lender and Administrative Agent have relied on ASP’s agreement to act as Servicer hereunder in their respective decisions to execute and deliver the respective Loan Documents to which they are parties. In recognition of the foregoing, ASP agrees not to resign as Servicer voluntarily, except as required by law (as evidenced by court order or the delivery of an outside opinion of counsel to Administrative Agent, in form and substance satisfactory to Administrative Agent), without the prior written consent of Administrative Agent.

8.5         Designation of Servicer. Borrower agrees not to designate any Person other than ASP as a Servicer without the prior written consent of Administrative Agent.

8.6         Termination. The authorization of ASP to act on behalf of Borrower under this Agreement and the other Loan Documents shall terminate simultaneously with the appointment of a replacement Servicer selected by Administrative Agent in accordance with this Agreement.

8.7         Servicer Events of Default. Each of the following shall constitute a “Servicer Event of Default” under this Agreement:

(a)         Failure to Make Payments and Deposits. Servicer shall fail to make any payment or deposit required to be made by it hereunder on the date when due (including, without limitation, the payment of Collections which it has received when and as those Collections are required to be applied under the terms of this Agreement) and, in each of the foregoing cases, such failure shall continue for one additional Business Day.

(b)         Non-Compliance with Other Provisions. Servicer shall fail to perform or observe in all material respects any term, covenant, or agreement contained in this Agreement or any other Loan Document which is required to be performed or observed by Servicer and is not otherwise referred to in or covered by this Section 8.7 and such failure shall remain unremedied for 15 Business Days after Servicer becomes aware of such failure.

(c)         Breach of Representations and Warranties. Any representation, warranty, certification, or statement made by Servicer in such capacity in this Agreement, any other Loan Document to which Servicer is a party or in any Receivables Report or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(d)         Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to Servicer.

(e)         Judgments. A final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall have been rendered against Servicer, in each case after deducting (i) the amount with respect to which Servicer is insured and with respect to which the insurer has assumed responsibility in writing and (ii) the amount for which Servicer is otherwise indemnified if the terms of, and Person providing, such indemnification are satisfactory to Administrative Agent, and which is not stayed on appeal or otherwise being appropriately contested in good faith, and the same shall have remained unsatisfied and in effect, without stay of execution, for a period of 45 consecutive days after the period for appellate review shall have elapsed.

(f)         Cross-Default and Acceleration to Other Debt. (i) Servicer shall fail to make any payment in respect of its outstanding Debt having an aggregate principal amount greater than $25,000,000 when due (and after the expiration of any applicable grace period); (ii) any event or condition shall occur which results in the acceleration of the maturity of any of such Debt (including, without limitation, any required mandatory prepayment or “put” of such Debt to Servicer), or (iii) Servicer shall default in the performance of any financial covenant contained in any agreement under which such Debt was created or is governed, the effect of which is to permit the holder(s) of such Debt to accelerate the maturity thereof or the holders of any commitment to lend in excess of $25,000,000 to terminate such commitment.

(g)         Collateral Reporting. Servicer shall fail to deliver any Receivables Report or Borrowing Base Certificate when due.

At any time during the continuance of any Servicer Event of Default, Administrative Agent may, in its sole discretion, notify Servicer in writing of the revocation of its appointment as Servicer hereunder. Upon revocation of Servicer’s appointment hereunder, Administrative Agent shall appoint a successor Servicer. Servicer agrees that upon receipt of written notification from Administrative Agent of the revocation of Servicer’s appointment as Servicer hereunder, Servicer shall upon the written request of Administrative Agent (which request may be contained in the notification of revocation) (i) notify all Obligors under the Receivables to make payment thereof to one or more bank accounts and/or post office boxes designated by Administrative Agent and specified in such notice, and (ii) pay to Administrative Agent (or its designee) immediately all Collections then held or thereafter received by Servicer or the applicable Originator of Receivables, together with all other payment obligations of Servicer hereunder owing to any Lender or Administrative Agent. Servicer shall, at its sole cost and expense, cooperate with and assist each successor Servicer (including, without limitation, providing access to, and transferring, all Records and all other records (including data-processing records) relating thereto which shall be held in trust for the benefit of the parties hereto in accordance with their respective interests and allowing the successor Servicer to use all licenses, hardware, or software necessary or desirable to collect the Receivables). ASP irrevocably agrees to act (if requested to do so) as the data-processing agent for any successor Servicer (in substantially the same manner as ASP conducted such data-processing functions while it acted as a Servicer).

9.	DEFAULT.

9.1         Events of Default. Each of the following shall constitute an Event of Default:

(a)         Borrower (or Servicer, acting on behalf of Borrower) or Performance Guarantor shall fail to make any payment when due (including, without limitation, each payment necessary to remedy any Borrowing Base Deficit) of any principal of or interest on any Loan, or payment of any other Obligation payable by or on behalf of Borrower or Performance Guarantor hereunder or under the other Loan Documents, including, without limitation, any Fees and Indemnified Amounts, or shall fail to make any deposit required to be made hereunder when due and in each case such failure shall remain unremedied for (i) with respect to principal and interest on the Loans and all payments of Obligations which are required to be made on a Settlement Date, one Business Day and (ii) with respect to all other Obligations, three Business Days.

(b)         Any “Event of Default” shall occur under the Performance Undertaking.

(c)         (i) Borrower shall fail to perform or observe any covenant contained in Section 7 or Section 6.14(b) of this Agreement or (ii) Borrower shall fail to perform or observe any other term, covenant, or agreement which is contained in this Agreement or any other Loan Document, which is not otherwise referred to or addressed in this Section 9.1, and which is required to be performed or observed by Borrower and such failure shall remain unremedied for 30 days after Borrower becomes aware of such failure.

(d)         Any representation, warranty, certification, or statement made by Borrower in this Agreement, any other Loan Document to which it is a party, or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(e)         An Event of Bankruptcy shall occur with respect to Borrower.

(f)         The Internal Revenue Service shall file notice of a lien pursuant to § 6323 of the Internal Revenue Code with regard to any of the assets of Borrower or the Pension Benefit Guaranty Corporation shall file a notice of lien pursuant to § 4068 of ERISA, with regard to any assets of Borrower and, in either of the foregoing cases, such lien shall not have been released within 15 Business Days.

(g)         A Servicer Event of Default shall have occurred.

(h)         As of any Calculation Date, the Default Ratio calculated on a rolling-three-month average basis shall exceed 7.00%.

(i)         As of any Calculation Date, the Dilution Ratio calculated on a rolling-three-month average basis shall exceed 4.00%.

(j)         As of any Calculation Date, the Delinquency Ratio calculated as of the last day of each of the preceding four Fiscal Months shall have exceeded 8.50%.

(k)         (i) Any Loan Document, or any lien or security interest granted with regard to a material portion of the Collateral, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective, or cease to be the legally valid, binding and enforceable obligation of Borrower, Servicer, Originator, or Performance Guarantor party to such Loan Document, (ii) Borrower, Originator, Servicer, or Performance Guarantor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability, or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority (except as otherwise expressly permitted in the Loan Documents and subject to Permitted Encumbrances) security interest.

(l)         Any “Termination Event” or the “Termination Date” (in each case, as such terms are defined and used in the Receivables Sale Agreement) shall occur.

(m)         (i) Any Change of Control shall occur; (ii) Parent shall cease to own, directly or indirectly, 100% of Originator (unless and until Parent and ASP are merged with one another with one of them being the surviving entity); or (iii) ASP (or Parent, if ASP and Parent are merged with one another with one of them being the surviving entity) shall cease to own, directly, 100% of the outstanding voting stock of Borrower.

(n)         (i) Borrower shall fail to make any payment in respect of its outstanding Debt (other than the Obligations) when due (and after the expiration of any applicable grace period); or (ii) any event or condition shall occur which (A) results in the acceleration of the maturity of any of such Debt (including, without limitation, any required mandatory prepayment or “put” of such Debt to Borrower) or (B) enables the holder(s) of such Debt to accelerate the maturity thereof; provided, that no Event of Default shall exist under this Section 9.1(n) until such time as all applicable grace periods have expired.

(o)         A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall have been rendered against Borrower, in each case after deducting (i) the amount with respect to which Borrower is insured and with respect to which the insurer has assumed responsibility in writing and (ii) the amount for which Borrower is otherwise indemnified if the terms of, and Person providing, such indemnification are satisfactory to Administrative Agent, and which is not stayed on appeal or otherwise being appropriately contested in good faith, and the same shall have remained unsatisfied and in effect, without stay of execution, for a period of 30 consecutive days.

9.2         Remedies. During the existence of any Default or Event of Default, Administrative Agent may, and shall at the direction of the Required Lenders, without prior notice to Borrower, refuse to permit or accept any requests for Loans or other extensions of credit to Borrower hereunder. During the existence of any Event of Default, Administrative Agent may at its option take any or all of the following actions:

(a)         Administrative Agent may declare any or all Obligations to be immediately due and payable (if not earlier demanded) (provided that, upon the occurrence of any Event of Default described in Section 9.1(e), the Termination Date shall be deemed to have occurred automatically and without notice to any Person and all Obligations shall become immediately due and payable), terminate the obligation of the Lenders to make Loans and other extensions of credit to Borrower by declaring the Termination Date to have occurred, bring suit against Borrower to collect the Obligations, exercise any remedy available to Lender hereunder or at law, and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law.

(b)         Without waiving any of its other rights hereunder or under any other Loan Document, Administrative Agent shall have all rights and remedies of a secured party under the UCC (and the UCC of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law, or pursuant to contract. If requested by Administrative Agent, Borrower and Servicer shall promptly assemble all tangible Collateral and make it available to Administrative Agent at a place designated by Administrative Agent. Borrower agrees that any notice by Administrative Agent of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the UCC or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least 10 days before the action to be taken. The proceeds realized from the sale or other disposition of any Collateral shall be applied in the manner provided in Section 2.8.

(c)         Administrative Agent may demand, collect, and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, or Documents (to the extent the same constitutes Collateral) or for proceeds of any Collateral (either in Borrower’s name or Administrative Agent’s name, at Administrative Agent’s option), with the right to enforce, compromise, settle, or discharge any such amounts.

9.3         Receiver. In addition to any other remedy available to it, Administrative Agent shall have the absolute right, during the existence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower.

9.4         Insurance. Borrower (a) authorizes Administrative Agent to, during the existence of an Event of Default, collect and apply against the Obligations when due any refund of insurance premiums paid by Borrower or any insurance proceeds payable solely to Borrower on account of the loss or damage to any Collateral and (b) irrevocably appoints Administrative Agent as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

10.	ADMINISTRATIVE AGENT AND THE LENDERS.

10.1     Appointment; Powers and Immunities. Each Lender irrevocably appoints Regions Bank as Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Section 10 shall apply to any such sub-agent and the Related Parties of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.2         Nature of Duties of Administrative Agent. Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default exists, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided hereunder), and (c) except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it in its capacity as Administrative Agent with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided hereunder) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to Administrative Agent by Borrower, Servicer or any Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.3         Lack of Reliance on Administrative Agent. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any Loan Document or any other document furnished hereunder or thereunder.

10.4         Certain Rights of Administrative Agent. If Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from the Required Lenders (and Administrative Agent shall not incur liability to any Person in its capacity as Administrative Agent by reason of so refraining). Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

10.5         Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (including counsel for Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants, or experts.

10.6         Administrative Agent in its Individual Capacity. Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent. The terms “Lenders,” “Required Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any of the Obligors as if it were not Administrative Agent hereunder.

10.7         Successor Administrative Agent.

(a)         Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by Borrower if no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Eligible Financial Institution.

(b)         Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 10.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents, and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 10.7 shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as Administrative Agent.

10.8         Additional Agencies; No Duties Imposed Upon Syndication Agents or Documentation Agents.

(a)         Administrative Agent shall have the right from time to time to designate one or more syndication agents and documentation agents. Upon any such designation, Administrative Agent shall have the right to replace the cover page to this Agreement to reflect the addition of such Person as “Syndication Agent” and/or “Documentation Agent,” as the case may be.

(b)         None of the Persons designated as a “Syndication Agent” or “Documentation Agent” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement or any of the other Loan Documents other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons designated as a “Syndication Agent” or “Documentation Agent” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreements set forth in this Section 10.8, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.9         Collateral Matters.

(a)         Each Lender authorizes and directs Administrative Agent to enter into the Security Agreements for the benefit of the Lenders. Each Lender also authorizes and directs Administrative Agent to review and approve all agreements regarding any Lock Boxes, any Lock Box Accounts, and the Collections Account on such terms as Administrative Agent deems necessary. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Agreement or the Security Agreement, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Agreement. The rights, remedies, powers, and privileges conferred upon Administrative Agent hereunder and under the other Loan Documents may be exercised by Administrative Agent without the necessity of the joinder of any other parties unless otherwise required by applicable law.

(b)         The Lenders hereby authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of the Revolving Loan Commitment and payment in cash and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or (ii) if approved, authorized, or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.

(c)         Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least 3 Business Days’ prior written request by Borrower, Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral sold or transferred; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer, or foreclosure.

(d)         Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or that the liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure, or fidelity any of the rights, authorities, and powers granted or available to Administrative Agent in this Section 10.9 or in the Security Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)         Administrative Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any inspections by Administrative Agent with respect to Borrower and any appraisals obtained by Administrative Agent with respect to any of the Collateral. Administrative Agent shall have no liability to any Lender for any errors in or omissions from any inspection or other examination of Borrower or the Collateral, or in any such appraisal, unless such error or omission was the direct result of Administrative Agent’s willful misconduct.

10.10         Replacement of Certain Lenders. If a Lender (an “Affected Lender”) shall have (a) failed to fund its Commitment Percentage of any Loan requested by Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (b) requested compensation from Borrower under Section 11 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), or (c) delivered (or its respective parents or holding companies shall have delivered) a notice pursuant to Article 11.1 claiming that such Lender (or its affiliate) is unable to extend LIR Loans to Borrower for reasons not generally applicable to the other Lenders, then, in any such case and in addition to any other rights and remedies that Administrative Agent, any other Lender or Borrower may have against such Affected Lender, Borrower or Administrative Agent may make written demand on such Affected Lender (with a copy to Administrative Agent in the case of a demand by Borrower and a copy to Borrower in the case of a demand by Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign, pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments or to one or more Assignees approved by Administrative Agent, all of such Affected Lender’s rights and obligations under this Agreement (including its Commitment and all Obligations owing to it) in accordance herewith; provided, however, that Administrative Agent shall have no duty to locate an Assignee for the purposes of accepting such assignment. Administrative Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand. The Affected Lender shall be entitled to receive, concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Obligations owed to such Lender, together with accrued interest thereon through the date of such assignment. Upon the replacement of any Affected Lender pursuant hereto, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Administrative Agent in any Collateral and such Affected Lender shall have no further liability to Administrative Agent, any Lender or any other Person under any of the Loan Documents (except with respect to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make Loans.

11.	CHANGE IN CIRCUMSTANCES; COMPENSATION.

11.1         Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Calculation Period (a) Administrative Agent determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the relevant market for such Calculation Period or (b) the Required Lenders advise Administrative Agent that the LIBOR, as the case may be, as determined by Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding of LIR Loans for such Calculation Period, then, Administrative Agent shall forthwith give notice thereof to Borrower and the Lenders, whereupon, until Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make LIR Loans specified in such notice shall be suspended. Upon notification from Administrative Agent pursuant to this Section 11.1, unless Borrower notifies Administrative Agent at least one Business Day before the date of any borrowing of LIR Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such borrowing shall instead be made as a Base Rate borrowing.

11.2         Illegality. If the adoption of any applicable law, rule or regulation, or any change therein or any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority (any such event being referred to as a “Change of Law”), or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority, in each case, to the extent any such law, rule, regulation, change, change in interpretation or administration, or request or directive is issued, adopted, enacted, requested, or otherwise promulgated after the Closing Date, shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its LIR Loans and such Lender shall so notify Administrative Agent, Administrative Agent shall forthwith give notice thereof to the other Lenders and Borrower, whereupon until such Lender notifies Borrower and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make LIR Loans shall be suspended. Before giving any notice to Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding LIR Loans to maturity and shall so specify in such notice, all affected LIR Loans shall, automatically be deemed converted to Base Rate Loans in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related LIR Loans of the other Lenders).

11.3         Increased Cost and Reduced Return.

(a)         If a Change of Law or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority, in each case, to the extent such Change of Law or compliance with any request or directive is, as applicable, issued, adopted, enacted, requested, or otherwise promulgated after the Closing Date: (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any LIR Loan, any LIBOR Reserve Requirements) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office); or (ii) shall impose on any Lender (or its Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIR Loans or its obligation to make LIR Loans; and the result of either of the foregoing events is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or with respect thereto, by an amount reasonably deemed by such Lender to be material, then, within 15 Business Days after demand by such Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction, to the extent attributable to making, funding, or maintaining its Commitment and/or such Loans.

(b)         If any Lender shall have determined in good faith that the adoption of any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, in each case, to the extent such adoption, change, or change in interpretation or administration is issued, adopted, enacted, requested, or otherwise promulgated after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within 15 Business Days after demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction, to the extent attributable to making, funding, or maintaining its Commitment and/or such Loans.

(c)         Each Lender will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office or otherwise use commercially reasonable efforts to minimize the amount of any such compensation, if such designation or efforts will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be presumptive evidence in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d)         Anything herein to the contrary notwithstanding, Borrower shall not be required to pay any Lender amounts owing under this Section 11.3 for any period that is more than 120 days prior to the date on which the request for payment therefor is delivered to Borrower; provided that, if the event or occurrence giving rise to such obligation is retroactive, the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)         The provisions of this Section 11.3 shall be applicable with respect to any Participant, Assignee, or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee, or other Transferee; provided that Borrower shall not be required to reimburse any Participant in an amount which exceeds the amount that would have been payable hereunder to the Lender who sold the participation interest to such Participant, had such Lender not sold such participation.

11.4         Base Rate Loans or Other LIR Loans Substituted for Affected LIR Loans. If (a) the obligation of any Lender to make or maintain any LIR Loan has been suspended pursuant to Section 11.2 or (b) any Lender has demanded compensation under Section 11.3, then, unless and until such Lender notifies Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply, (i) all Loans which would otherwise be made by such Lender as LIR Loans, as the case may be, shall be made instead as Base Rate Loans, and (ii) after each of its LIR Loans, as the case may be, has been repaid, all payments of principal which would otherwise be applied to repay such LIR Loans shall be applied to repay its Base Rate Loans instead.

12.	MISCELLANEOUS.

12.1         No Waiver, Remedies Cumulative. No failure or delay on the part of Administrative Agent or Lenders to exercise any right under this Agreement, any other Loan Document, or applicable law shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by applicable law, any Loan Document, or otherwise.

12.2         Survival of Representations. All representations and warranties made in this Agreement and the other Loan Documents shall survive the making of any extension of credit hereunder and the delivery of the Note and shall continue in full force and effect until the full and final payment in cash and performance of the Obligations and the termination of this Agreement.

12.3         Expenses; Indemnity By Borrower and Servicer.

(a)         Borrower agrees to pay (without duplication) all (i) reasonable and documented costs and expenses incurred by Administrative Agent in connection with (A) the due diligence effort (including, without limitation, public records searches, recording fees, examinations, and investigations of the properties of the Credit Parties, the Performance Guarantor or any of their respective Subsidiaries and their respective operations), negotiation, preparation, execution, performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby, perfection of Administrative Agent’s Liens in the Collateral, maintenance of the Loans, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations; (B) Administrative Agent’s or Lenders’ preservation, administration, and enforcement of its rights under the Loan Documents and applicable law, including (x) the reasonable fees and disbursements of counsel for Administrative Agent in connection therewith, whether any suit is brought or not and whether incurred at trial or on appeal, (y) all costs of repossession, storage, disposition, protection, and collection of Collateral; and (C) periodic field inspections, audits, and appraisals performed by Administrative Agent to the extent required to be reimbursed pursuant to Section 6.10 hereof and (z) reasonable costs and fees associated with the Agent’s Account or other services provided on Borrower’s behalf in connection with the enforcement of the Loan Documents.

(b)         In addition to all other Obligations, each of Borrower and Servicer severally agrees to defend, protect, indemnify, and hold harmless each Lender and its Affiliates, Administrative Agent and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants, and agents (each, an “Indemnified Party”) from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees and reasonable costs and expenses (including, without limitation, reasonable attorneys’ and paralegals’ fees, costs and expenses, and reasonable fees, costs and expenses for investigations and experts) incurred by such Indemnified Parties, whether before or from and after the Closing Date, as a result of or arising from or relating to (i) any suit, investigation, action, or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation, or common law principle, arising from or in connection with Lenders’ making extensions of credit or furnishing funds to Borrower under this Agreement; (ii) any civil penalty or fine assessed by OFAC against Lenders or any Indemnified Party, the defense thereof by Lenders or any Indemnified Party as a result of Lenders’ making extensions of credit hereunder, the acceptance of payments due under the Loan Documents, or acceptance of Collateral or (iii) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than, with respect to each of the foregoing clauses (i), (ii), or (iii), for such loss, damage, liability, obligation, penalty, fee, cost, or expense arising from an Indemnified Party’s gross negligence or willful misconduct. If Borrower or Servicer should fail to pay when due any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower’s or Administrative Agent’s or Lenders’ interests therein, Administrative Agent and Lenders may make such payment in the manner provided in Section 2.7(b). In addition, each of Borrower and Servicer agrees to pay and save Administrative Agent and Lenders harmless against any liability for payment of any state documentary stamp taxes, intangible taxes, or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery, or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Administrative Agent or Lenders (or their counsel), Borrower or Servicer with respect to the applicability of such tax, other than in each case, Excluded Taxes. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs, and expenses of Lender shall be part of the Obligations, secured by the Collateral, chargeable against Borrower’s loan account as provided herein, and shall survive termination of this Agreement. Anything contained in this Section 12.3 to the contrary notwithstanding, (i) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables and (ii) nothing within this Section 12.3 shall require Borrower or Servicer to indemnify an Indemnified Party for Receivables which are uncollected or unpaid for any reason other than Borrower’s or Servicer’s failure to perform its obligations under this Agreement or Seller to perform its obligation under the Receivables Sale Agreement.

(c)         All amounts which are required to be paid or reimbursed by a Credit Party under this Section 12.3 shall be due and payable in the manner and at the times provided in Section 2.7(a).

12.4         Notices. Any notice or other communication hereunder or under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, faxed or, if sent via United States mail, when receipt therefor is signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Administrative Agent:	Regions Bank
191 Peachtree St. NE
Suite 3800 Atlanta, GA 30303 Attn: Linda Harris
Fax: 404-221-4361

Borrower:	Acuity Enterprise, Inc.
1310 Seaboard Industrial Boulevard
Atlanta, Georgia 30318
Attn: Chief Financial Officer
Fax: 404-367-4084

With a copy to:	Acuity Enterprise, Inc.
1310 Seaboard Industrial Boulevard
Atlanta, Georgia 30318
Attn: General Counsel
Fax: 404-367-4084

Servicer:	Acuity Specialty Products, Inc.
1310 Seaboard Industrial Boulevard
Atlanta, Georgia 30318
Attn: Chief Financial Officer
Fax: 404-367-4084

With a copy to:	Acuity Specialty Products, Inc.
1310 Seaboard Industrial Boulevard
Atlanta, Georgia 30318
Attn: General Counsel
Fax: 404-367-4084

12.5         Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

12.6         Successors and Assigns; Participations and Assignments; Register.

(a)         This Agreement shall be binding upon and shall inure to the benefit of Borrower, Servicer, Administrative Agent, Lenders, and their respective successors and assigns; provided that neither Borrower nor Servicer may assign any of its rights hereunder without the prior written consent of Administrative Agent, and any such assignment made without such consent will be void in all respects.

(b)         Any Lender may at any time sell to one or more Eligible Financial Institutions (each a “Participant”) participating interests in any Loan owing to such Lender, any Commitment hereunder or any other interest of such Lender hereunder; provided, however, that if a Lender is selling a participation in only a portion of its Commitment or any other interest of such Lender hereunder, the participation being sold (determined as of the effective date of the sale of the participation) shall be in an amount not less than $5,000,000, reduced, however, to $1,000,000 for Participants of the type described in the last sentence of the definition of “Eligible Financial Institution.” In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In no event shall a Lender that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder, except that such Lender may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) extend any date fixed for the payment of principal of or interest on the related Loan or Loans, (ii) the reduction of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Loan or Loans, (iii) the change of the principal of the related Loan or Loans, (iv) any reduction in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) fee is payable hereunder from the rate at which the Participant is entitled to receive interest or fee (as the case may be) in respect of such participation, or (v) the release or substitution of all or any substantial part of the Collateral held as security for the Loans. Each Lender selling a participating interest in any Loan, Commitment, or other interest under this Agreement, will, within 10 Business Days of such sale, provide Borrower and Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. Borrower acknowledges and agrees that each Participant shall be entitled to the benefits of Section 12 with respect to its participation in Loans outstanding from time to time.

(c)         Any Lender may at any time assign to one or more Eligible Financial Institutions (each an “Assignee”) all or a proportionate part of its rights and obligations under this Agreement and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Lender and Administrative Agent (and, in the case of an Assignee that is not then a Lender, subject to clause (iii) below, by Borrower); provided that (i) no interest may be sold by a Lender pursuant to this subsection (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Lender’s Commitment, (ii) if a Lender is assigning only a portion of its Commitment, then, the amount of the Commitment being assigned (determined as of the effective date of the assignment) shall be in an amount not less than $5,000,000, (iii) a Lender may not have more than 3 Assignees that are not then Lenders at any one time, and (iv) any such assignment must comply in any event with Section 2.7(d). Upon (A) execution of the Assignment and Acceptance by such transferor Lender, such Assignee, Administrative Agent, and (if applicable) Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to Borrower and Administrative Agent, (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and (D) payment of a processing and recordation fee of $3,500 to Administrative Agent by the new Lender (reduced, however, to $1,000, if the Assignee is an existing Lender or an Affiliate of an existing Lender), such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by Borrower, Lenders, or Administrative Agent shall be required.

(d)         Subject to the provisions of Section 12.18, Borrower authorizes each Lender to disclose to any Participant, Assignee, or other transferee which is an Eligible Financial Institution (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement, so long as such Transferee has agreed to be bound by the terms of Section 12.18.

(e)         No Transferee shall be entitled to receive any greater payment under Section 2.8 or 10.3 than the transferor Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Borrower’ prior written consent or by reason of the provisions of Section 2.8, 11.2, or 11.3 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)         Anything in this Section 12.6 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that any payment in respect of such assigned Loans and/or obligations made by Borrower to the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Lender from its obligations hereunder.

(g)         Administrative Agent shall maintain (and make available for inspection by Borrower and Lenders on any Business Day upon reasonable prior notice and at reasonable times) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the “Register”). The entries in the Register shall be presumptive evidence for all purposes, absent manifest error, and Borrower, Administrative Agent, and Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Each Lender that grants a participation, acting for these purposes solely as an agent of Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such sub-participation or sub-contract for all purposes of this Agreement.

12.7         Counterparts; Telecopied Signatures. This Agreement and any amendments, waivers, or consents relating hereto may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party hereto or to any amendment, waiver, or consent relating hereto by facsimile transmission or by electronic email in Adobe Corporation’s Portable Document Format (or PDF) shall be deemed to be an original signature hereto.

12.8         No Usury. Regardless of any other provision of this Agreement, the Note, or in any other Loan Document, if for any reason the effective rate of interest payable hereunder or thereunder should exceed the maximum lawful rate of interest, the effective rate of interest shall be deemed reduced to, and shall be, such maximum lawful rate of interest. Any amount paid to or collected by any Lender as interest which would be in excess of the amount permitted by applicable law shall be deemed applied to the reduction of the principal balance of the Obligations and not to the payment of interest, but if such Obligations have been or are thereby paid in full, the excess shall be returned to the Person paying same, such application to the principal balance of the Obligations or the refunding of excess to be a complete settlement and acquittance thereof.

12.9         Powers. All powers of attorney granted to Administrative Agent are coupled with an interest and are irrevocable.

12.10         Approvals; Amendments.

(a)         Any provision of this Agreement, the Note, or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and the Required Lenders (and, if the rights or duties of Administrative Agent are affected thereby, by Administrative Agent and, if the rights or duties of the Servicer are affected thereby, the Servicer); provided that, no such amendment or waiver shall, unless signed by all Lenders (other than Defaulting Lenders), (i) change the Commitment of any

Lender or subject any Lender to any additional monetary obligation, (ii) change the principal of, or reduce the rate of interest on, any Loan or reduce any fees (other than fees payable to Administrative Agent) hereunder, (iii) extend the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) reduce the amount of principal, interest, or fees due on any date fixed for the payment thereof, (v) reduce the percentage of the Commitments or of the aggregate unpaid principal amount of the Note, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the provisions with respect to pro rata treatment among Lenders (including, without limitation, as to sharing of payments and expenses), (vii) except as expressly provided in this Agreement or any of the other Loan Documents, release all or any substantial part of the Collateral held as security for the Loans, (viii) change the provisions of this Section 12.10, (ix) release Performance Guarantor from its obligations under the Performance Guaranty, (x) change the several nature of the obligations of the Lenders under their respective Commitments; provided, further, that, notwithstanding the foregoing, Administrative Agent and Borrower may, with the consent of the other, amend, modify, or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect, or inconsistency of such amendment, modification, or supplement which does not adversely affect the rights of any Lender.

(b)         Borrower will not solicit, request, or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement except through Administrative Agent, or unless each Lender shall be informed thereof by Borrower and shall be afforded an opportunity of considering the same and shall be supplied by Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by Borrower to Administrative Agent (for distribution to each Lender) forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders. Borrower will, not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee, or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders.

12.11         Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Administrative Agent or Lenders to attempt to realize upon any Collateral, or any appraisement, evaluation, stay, extension, homestead, redemption, or exemption laws now or hereafter in force to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by applicable law the benefit of all such laws. All rights of Administrative Agent and Lenders and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (a) any change in the time, manner, or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (b) any exchange, release, or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.

12.12         Additional Provisions. Time is of the essence of this Agreement and the other Loan Documents. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party having or being deemed to have structured, drafted, or dictated such provision.

12.13         Integration; Final Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, and inducements, whether express or implied or oral or written. There are no unwritten oral agreements between the parties.

12.14         LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING EACH LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION, OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY

BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (a) INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR (b) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, REGARDLESS OF WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY, OR OTHERWISE.

12.15         WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND ADMINISTRATIVE AGENT AND LENDERS BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED, OR MODIFIED BY, THIS AGREEMENT.

12.16         SUBMISSION TO JURISDICTION; VENUE. EACH OF BORROWER, SERVICER, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY IRREVOCABLY SUBMITS (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TO THE NON-EXCLUSIVE JURISDICTION OF ANY GEORGIA STATE COURT SITTING IN FULTON COUNTY, GEORGIA, OR FEDERAL COURT SITTING IN THE NORTHERN DISTRICT OF GEORGIA, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY RELATED DOCUMENTS AND BORROWER, SERVICER, ADMINISTRATIVE AGENT, AND EACH LENDER EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE OR FEDERAL COURT. BORROWER, SERVICER, ADMINISTRATIVE AGENT, AND EACH LENDER EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION EACH MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AS WELL AS ANY RIGHT EACH MAY NOW OR HEREAFTER HAVE, TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED, TO ANOTHER COURT ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. EACH OF SERVICER AND BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO IT AT THE ADDRESS SET FORTH IN SECTION 12.4 HEREOF.

12.17         [Intentionally Omitted].

12.18         Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of all Information (as defined below) and not to disclose the Information to other parties, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, and representatives (provided such Persons are informed of the confidential nature of the Information and agree to keep the Information confidential), (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), provided, however, that, to the extent permitted by law, such Person shall provide prior written notice to the affected Credit Party of any such request, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, provided, however, that, to the extent permitted by law, such Person shall provide prior written notice to the affected Credit Party of any such requirement, (d) to any other party hereto, (e) to the extent it deems necessary, in consultation with counsel, in connection with (i) any litigation to which such Person or any of its Affiliates may be a party, whether to defend itself, reduce its liability, protect any of its claims or interests under or in connection with the Loan Documents or otherwise (but neither Administrative Agent nor any Lender shall make any disclosure under this clause (e)(i) until it shall have given Borrower 15 days’ prior written notice of its intention to make such disclosure (which shall contain a reasonably detailed description of the Information to be disclosed), unless (A) Administrative Agent’s or such Lender’s counsel, as applicable, shall have determined in its reasonable judgment that providing such notice would be unlawful; (B) Borrower or any of its Affiliates is an adverse party in such litigation and Administrative Agent’s or such Lender’s counsel, as applicable, shall have determined that providing such notice would be materially adverse or prejudicial to Administrative Agent’s or Lender’s position in such litigation or in the prosecution of its claims; or (C) due to no action of Administrative Agent or such Lender, as applicable, in contravention of the terms hereof Administrative Agent or such Lender, as applicable, has less than 15 days notice such disclosure is required (provided that Administrative Agent or such Lender shall, subject to the foregoing clauses (A) and (B), provide such notice to Borrower promptly, with a view to maximizing the number of days of notice afforded Borrower under this clause (e)(i))) or (ii) the exercise of any remedy under this Agreement or any other Loan Document, (f) subject to an agreement containing provisions substantially the same as this Section, to any actual or potential assignee or participant Transferee, (g) with the consent of Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Administrative Agent, any Lender, or any of their Affiliates on a nonconfidential basis from a source which, to the knowledge of Administrative Agent or such Lender, as the case may be, is not bound by a confidentiality agreement with the Credit Parties or their Affiliates. Each Credit Party hereby authorizes Administrative Agent and each Lender to use the name, logos, and other insignia and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertising, on its website or in other of such Person’s marketing materials. As used herein, “Information” means all information about the Credit Parties and their Affiliates received from a Credit Party or their Affiliates relating to it or its business or which is obtained by Administrative Agent or any Lender in the course of any audit or exam made under the Loan Documents. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Administrative Agent and the Lenders acknowledges that (x) Information may include material non-public information concerning a Credit Party or their Affiliates, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

12.19         No Tax Advice. Each Credit Party hereby acknowledges and agrees that, with respect to all tax and accounting matters relating to this Agreement, the other Loan Documents, or the transactions contemplated herein and therein, it has not relied on any representations made, consultation provided by, or advice given or rendered by Administrative Agent or any Lender or any of their representatives, agents, or employees, and, instead, Borrower has sought, and relied upon, the advice of its own tax and accounting professionals with respect to all such matters.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

ACUITY ENTERPRISE, INC., as Borrower

By:	/s/ Mark R. Bachmann
Name:	Mark R. Bachmann
Title:	Executive Vice President and CFO

ACUITY SPECIALTY PRODUCTS, INC., as Servicer

By:	/s/ Mark R. Bachmann
Name:	Mark R. Bachmann
Title:	Executive Vice President and CFO

REGIONS BANK, as Administrative Agent and as a Lender

By:	/s/ Linda M. Harris
Name:	Linda M. Harris
Title:	Senior Vice President

EXHIBIT A

FORM OF REVOLVING NOTE

$40,000,000	October 14, 2009

FOR VALUE RECEIVED, ACUITY ENTERPRISE, INC., a Delaware corporation (“Borrower”), promises to pay to the order of Administrative Agent, on behalf of the Lenders at the place and times provided in the Loan and Security Agreement referred to below, the principal sum of FORTY MILLION DOLLARS ($40,000,000) or the principal amounts of the Loans evidenced hereby to the Administrative Agent on behalf of the Lenders as their respective interests appear in the records of the Administrative Agent, which Loans were made pursuant to that certain Loan and Security Agreement dated as of October 14, 2009, by and among Borrower, Acuity Specialty Products, Inc., a Georgia corporation, as initial servicer, Administrative Agent and the Lenders party thereto from time to time (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

The unpaid principal amount of this Revolving Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Loan Agreement and shall bear interest as provided in the Loan Agreement. All payments of principal and interest on this Revolving Note shall be payable to Administrative Agent on behalf of Lenders as their respective interests appear in the records of the Administrative Agent in lawful currency of the United States of America in immediately available funds in the manner and location indicated in the Loan Agreement or wherever else Administrative Agent may specify in writing in accordance with the terms of the Loan Agreement.

This Revolving Note is entitled to the benefits of, and evidences Obligations incurred under, the Loan Agreement, to which reference is made for a description of the security for this Revolving Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Note and on which such Obligations may be declared to be immediately due and payable.

This Revolving Note shall be governed, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest, and (except as required by the Loan Agreement) notice of any kind with respect to this Revolving Note.

[Signature on following page.]

IN WITNESS WHEREOF, the undersigned has executed this Revolving Note under seal as of the day and year first written above.

ACUITY ENTERPRISE, INC.

By:
Name:
Title:

(SEAL)

EXHIBIT B

FORM OF NOTICE OF BORROWING

[                     ], [20__]

REGIONS BANK

191 Peachtree Street, N.E.

Suite 3800

Atlanta, Georgia 30303

Attn: Linda Harris

Ladies and Gentlemen:

This Notice of Borrowing is delivered pursuant to Section 2.4 of that certain Loan and Security Agreement dated as of October 14, 2009 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among Acuity Enterprise, Inc., a Delaware corporation (“Borrower”), Acuity Specialty Products, Inc., a Georgia corporation (“Servicer”), Regions Bank (“Administrative Agent”) and the Lenders party thereto from time to time. Capitalized terms used herein shall have the meanings given such terms in the Loan Agreement.

Borrower hereby gives you notice, irrevocably, pursuant to Section 2.4 of the Loan Agreement, that Borrower hereby requests the following Loan(s) be made under the Loan Agreement and, in that regard, sets forth below the information relating to such Loan (the “Proposed Borrowing”), as required by Section 2.4 of the Loan Agreement:

FOR A REVOLVING LOAN:
Type of Loan
(Base Rate Loan, LIR Loan)	Principal Amount	Date Loan to Be Made

  [NOTE: REMOVE THIS SECTION IF YOU ARE USING A MODIFIED FORM OF THIS NOTICE FOR

  THE INITIAL LOANS.]

  Apply the proceeds of this Loan as follows:

  Name of Bank: [__________________]

  Account Name: [__________________]

  Account Number: [__________________]

  ABA Routing Number: [__________________]

  Reference: [__________________]

[Borrower requests that the proceeds of the Proposed Borrowing be applied in the manner set forth on Exhibit A, attached hereto and made a part hereof.]

Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)        No Default. No Default, Event of Default or Servicer Event of Default has occurred and is continuing or would result from the making or issuance of the Proposed Borrowing;

(b)        Correctness of Representations. All representations and warranties made to Administrative Agent and/or Lenders by any Credit Party in any Loan Document to which it is a party or otherwise in writing by such Person are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of date of the Proposed Borrowing except to the extent that they expressly relate to an earlier date;

(c)        Limitations Not Exceeded. No Borrowing Base Deficit exists and the making or issuance of the Proposed Borrowing would not cause a Borrowing Base Deficit to exist;

(d)        Termination Date. The Termination Date has not occurred;

(e)        Field Examination. Within the last six months, Administrative Agent has received the results of a field examination (conducted at Borrower’s expense and of the type and nature described in Section 6.10 of the Loan Agreement); and

(f)        Accounts. Each of the Lock Box Accounts is subject to a valid and perfected first priority security interest in favor of Administrative Agent for the benefit of the Secured Parties.

(g)        [NOTE: THIS LANGUAGE TO BE USED TO DOCUMENT THE INITIAL LOANS UNDER THE LOAN AGREEMENT:] [all of the conditions to the Proposed Borrowings set forth in Sections 4.1 of the Loan Agreement have been satisfied (or waived in accordance with the terms of the Loan Agreement);] [and]

ACUITY ENTERPRISE, INC.

By:
Name:
Title:

[Exhibit A to Notice of Borrowing]

EXHIBIT C

COMPLIANCE AND NO DEFAULT CERTIFICATE

In accordance with Section 6.4(a) of the Loan and Security Agreement dated October 14, 2009 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement) by and between Acuity Enterprises, Inc. (“Borrower”), Acuity Specialty Products, Inc., as initial Servicer (“Servicer” or “Originator”), the other Lenders party thereto from time to time, and Regions Bank, as Administrative Agent and a Lender, I hereby certify, in my capacity as an officer of [Borrower] [Originator] [Servicer] [Parent] and not individually, that:

1.        I am the [____________________] of [Borrower] [Originator / Servicer] [Zep Inc. (“Parent”)]

[SELECT FROM THE FOLLOWING:]

[FOR BORROWER’S ANNUAL FINANCIAL STATEMENTS]

2.

The enclosed balance sheet and statement of earnings fairly present the financial condition and results of operations of Borrower for the Fiscal Year ending [______________ ____], 200[__], in accordance with GAAP except for the absence of footnotes.

3.

[I have obtained no knowledge that an Event of Default or Default has occurred and is continuing.] [I [am of the opinion that] the following Event of Default or Default has occurred and is continuing: [List Default / Event of Default]].

[FOR ORIGINATOR’S ANNUAL FINANCIAL STATEMENTS]

2.

The enclosed balance sheet and statement of earnings fairly present the financial condition and results of operations of Acuity Specialty Products, Inc., for the Fiscal Year ending [______________ ____], 200[__], in accordance with GAAP except for the absence of footnotes.

3.

[I have obtained no knowledge that an Event of Default or Default has occurred and is continuing.] [I [am of the opinion that] the following Event of Default or Default has occurred and is continuing: [List Default / Event of Default]].

[FOR SERVICER’S ANNUAL FINANCIAL STATEMENTS—DELIVER ONLY IF SERVICER IS AN AFFILIATE OF BORROWER]

2.

The enclosed balance sheet and statement of earnings fairly present the financial condition and results of operations of Servicer for the Fiscal Year ending [______________ ____], 200[__], in accordance with GAAP except for the absence of footnotes.

3.

[I have obtained no knowledge that an Event of Default or Default has occurred and is continuing.] [I [am of the opinion that] the following Event of Default or Default has occurred and is continuing: [List Default / Event of Default]].

[FOR BORROWER’S QUARTERLY FINANCIAL STATEMENTS]

2.

The enclosed financial statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at the end of the Fiscal Quarter ending [______________ ____], 200[__], on a consolidated basis, and the results of operations and statements of cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and such portion of Borrower’s Fiscal Year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes).

[FOR PARENT’S QUARTERLY FINANCIAL STATEMENTS]

2.        The enclosed financial statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as at the end of the Fiscal Quarter ending [______________ ____], 200[__],on a consolidated basis, and the results of operations and statements of cash flows of Parent and its Subsidiaries for such Fiscal Quarter and such portion of Parent’ Fiscal Year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes).

[ACUITY ENTERPRISES, INC.] [ACUITY SPECIALTY PRODUCTS, INC.] [ZEP INC.]

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated                     , 20

Reference is made to the Loan and Security Agreement dated as of October 14, 2009 (the “Loan and Security Agreement”) among Acuity Enterprise, Inc., a Delaware corporation, as Borrower, Acuity Specialty Products, Inc., a Georgia corporation, as initial Servicer, Regions Bank, as a Lender and as Administrative Agent, and the other Lenders party thereto from time to time. Terms defined in the Loan and Security Agreement are used herein with the same meaning.

___________________________________ (the “Assignor”) and _________________________________ (the “Assignee”) hereby agree as follows:

1.        The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below) a         % interest in and to all of the Assignor’s rights and obligations under the Loan and Security Agreement and any other documents or instruments delivered pursuant to the Loan and Security Agreement, including, without limitation, such percentage interest in the Commitment of the Assignor as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date.

2.        The Assignor: (i) represents and warrants that as of the date hereof (A) its Commitment is $                    , (B) the aggregate outstanding principal amount of Loans made by it under the Loan and Security Agreement that have not been repaid is $                     and a description of the interest rates for such Loans is attached as Schedule 1 hereto and (C) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; and (ii) makes no representation or warranty and assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto and (B) the financial condition of the Borrower, the Servicer or the Originator or the performance or observance by any Borrower, the Servicer or the Originator of any of their respective obligations under the Loan and Security Agreement, Loan Documents or any other instrument or document furnished pursuant thereto.

3.        The Assignee: (i) confirms that it has received copies of the Loan and Security Agreement, together with copies of the most recent financial statements delivered to the Administrative Agent and each Lender pursuant to Section 6.4(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Security Agreement; (iii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Security Agreement are required to be performed by it as a Lender and/or Assignee; and (iv) specifies as its lending offices (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4.        As consideration for the assignment and sale contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to the percentage specified in Section 1 of the balance of Loans outstanding on such date. It is understood that fees accrued to the date hereof with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Loan and Security Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5.        The effective date for this Assignment and Acceptance shall be ______________, 2       (the “Effective Date”). [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

6.        Upon such acceptance and recording, as of the Effective Date, the Assignee shall be a party to the Loan and Security Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender and/or Assignee thereunder.

7.        This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

[ASSIGNOR LENDER]

By:
Title:

[ASSIGNEE LENDER]

By:
Title:

Lending Office (and address for notices): [_______________] [_______________] [Attn: ] [Fax: ]

Acknowledged and Agreed to by: REGIONS BANK, as Administrative Agent

By:
Name:
Title:

[INCLUDE, IF APPLICABLE:] [ACUITY ENTERPRISE, INC.]

By:
Name:
Title:

EXHIBIT E

[RESERVED]

EXHIBIT F

[RESERVED]

EXHIBIT G

FORM OF TELEPHONE INSTRUCTION LETTER

[______________ ___], 2[        ]

Regions Bank

191 Peachtree Street, N.E.

Suite 3800

Atlanta, Georgia 30303

Re:

That certain Loan and Security Agreement, dated as of October 14, 2009, by and among Acuity Enterprise, Inc., a Delaware corporation (“Borrower”), Acuity Specialty Products, Inc., a Georgia corporation (in its capacity as initial servicer, “Servicer”), Regions Bank (“Administrative Agent”) and the Lenders party thereto from time to time (such agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”)

Ladies and Gentlemen:

Terms used but not defined in this letter shall have the meanings given such terms in the Loan Agreement.

Borrower hereby authorizes Lenders to make Loans from time to time upon receipt of telephone instructions from any of the following designated Persons (and the satisfaction of all applicable conditions precedent to such Loan set forth in the Loan Agreement):

Name	Title

Ann Watkins	Treasury Manager

Clay Miller	Corporate Controller

Shannon Hamilton	Treasury Analyst

Jennifer Loveridge	Disbursement Manager

Lenders shall have no liability to Borrower whatsoever for acting upon any such telephone instructions which Administrative Agent, in good faith, believes were given by any of such designated Persons (or his or her designee), and Administrative Agent and Lenders shall have no duty to inquire as to the propriety of any requested Loan or the disbursement of any of the proceeds thereof.

Administrative Agent shall have the right to accept the telephone instructions of any of the above designated Persons (or his or her designee) until actual receipt by Administrative Agent of written notice (delivered to Administrative Agent in accordance with the notice provisions of the Loan Agreement) of termination of the authority of any such designated Persons (or his or her designee). Borrower may change the persons designated to give Administrative Agent telephone instructions only by delivering to Administrative Agent notice of such change in accordance with the notice provisions of the Loan Agreement.

If required by Administrative Agent in accordance with the Loan Agreement, Borrower shall confirm all telephone instructions for the making of a Loan by delivering to Administrative Agent a duly completed Notice of Borrowing.

[Signature on following page.]

Very truly yours, ACUITY ENTERPRISE, INC.

By:
Name:
Title:

EXHIBIT H

[RESERVED]

EXHIBIT I

[RESERVED]

EXHIBIT J

[RESERVED]

EXHIBIT K

FORM OF BORROWING BASE CERTIFICATE

[ADMINISTRATIVE AGENT TO PREPARE SEPARATELY]

EXHIBIT L

[PREPARED SEPERATELY]

SCHEDULES TO

LOAN AND SECURITY AGREEMENT

by and among

ACUITY ENTERPRISE, INC.

as “Borrower”

ACUITY SPECIALTY PRODUCTS, INC.

as the initial “Servicer”

REGIONS BANK

as a “Lender” and as “Administrative Agent”

and

The Other LENDERS

From Time to Time Party Hereto

as “Lenders”

October 14, 2009

Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Loan and Security Agreement referred to above.

Loan and Security Agreement Schedules

28557473

SCHEDULE 5.9

Non-Collateral Property

None.

SCHEDULE 5.11

Places of Business

Borrower: 1310 Seaboard Industrial Boulevard, Atlanta, GA 30318

350 Joe Frank Harris Parkway, Emerson, GA 30137

SCHEDULE 5.12

Lock Boxes, Lock Box Accounts, and Other Deposit Accounts

Depository Institution	Account Holder	Account Number	Type of Account
Wachovia Bank	Borrower	2000016946729	Miscellaneous
Bank of America	Borrower	3756337286 (Lockbox	Lockbox
		Numbers: 013237, 404628,
		841508, 50188, 3338)
Bank of America	Borrower	3751911681 (Lockbox	Lockbox
		Number: 012118)
Bank of America	Borrower	4426570466	Lockbox